ASSET PURCHASE AGREEMENT

DATED JANUARY 29, 2021

BY AND AMONG

SNELLING STAFFING, LLC,

SNELLING SERVICES, LLC,

SNELLING EMPLOYMENT, LLC,

SNELLING MEDICAL STAFFING, LLC

AND

SNELLING INVESTMENTS, INC.

(EACH A “SELLER”, AND COLLECTIVELY, THE “SELLERS”),

SNELLING HOLDINGS, LLC, AS THE SELLERS’ REPRESENTATIVE,

HQ SNELLING CORPORATION (“BUYER”)

AND

HIREQUEST, INC.

TABLE OF CONTENTS

ARTICLE I DEFINITIONS; CONSTRUCTION
1.1
Certain Definitions
1.2
Construction

ARTICLE II PURCHASE AND SALE; CLOSING
2.1
Purchase and Sale of the Assets
2.2
Excluded Assets
2.3
Liabilities
2.4
Purchase Price
2.5
Payment of Transaction Costs
2.6
Payment of Escrow Amount and Estimated Buyer Working Capital Escrow Amount
2.7
Withholding Taxes
2.8
Third Party Consents
2.9
Closing
2.10
Deliveries at the Closing

ARTICLE III PURCHASE PRICE ADJUSTMENT

3.1
Estimated Net Working Capital and Workers’ Compensation Adjustment Procedures
3.2
Final Purchase Price Adjustment Procedures

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLERS

4.1
Organization; Good Standing
4.2
Foreign Qualification; Power
4.3
Authority; Enforceability
4.4
Consents; Absence of Conflicts
4.5
Subsidiaries
4.6
Financial Statements; No Undisclosed Liabilities
4.7
Related Party Transactions
4.8
Real Property
4.9
Personal Property
4.10
Permits
4.11
Contracts
4.12
Intellectual Property
4.13
Brokers’ Fees; Expenses
4.14
Absence of Changes
4.15
Legal Compliance
4.16
Taxes
4.17
Litigation
4.18
Employees; Employee Relations
4.19
Employee Benefit Matters
4.20
Environmental Matters
4.21
Insurance
4.22
Accounts Receivable
4.23
CARES Act Provider Relief Funds
4.24
Customers
4.25
Franchisees
4.26
Assets Free of Liens
4.27
No Other Representations or Warranties

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER

5.1
Organization; Good Standing
5.2
Foreign Qualification; Power
5.3
Authority; Enforceability
5.4
Absence of Conflicts
5.5
Brokers’ Fees
5.6
Litigation
5.7
Availability of Funds
5.8
Solvency
5.9
No Other Representations or Warranties; Non-Reliance

ARTICLE VI COVENANTS

6.1
Conduct of Business Prior to the Closing
6.2
Access to Information
6.3
No Solicitation of Other Bids
6.4
Approvals and Consents
6.5
Closing Conditions; Further Assurances
6.6
Books and Records
6.7
Publicity
6.8
Supplement to Disclosure Schedules
6.9
Employee Matters
6.10
Notice of Certain Events
6.11
Receivables
6.12
Transition Services
6.13
UPS Transition

ARTICLE VII TAX MATTERS

7.1
Purchase Price Allocation
7.2
Cooperation
7.3
Transfer Taxes
7.4
Proration

ARTICLE VIII CONDITIONS TO CLOSING

8.1
Conditions to Obligations of All Parties
8.2
Conditions to Obligations of Buyer
8.3
Conditions to Obligations of Sellers

ARTICLE IX SURVIVAL; INDEMNIFICATION

9.1
Survival; Exclusive Remedy
9.2
Indemnification by Sellers
9.3
Indemnification by the Buyer
9.4
Claims Procedure
9.5
Third Party Claims
9.6
Payments
9.7
Limitations on Indemnification; Recovery
9.8
Effect of Investigation
9.9
Release of Indemnity Escrow Account
9.10
Final Adjustments

ARTICLE X TERMINATION

10.1
Termination
10.2
Effect of Termination
10.3
Return of Documentation

ARTICLE XI MISCELLANEOUS

11.1
Assignment
11.2
Notices
11.3
Choice of Law; Jurisdiction; Venue: Jury Waiver
11.4
Waiver of Compliance; Consents
11.5
Expenses
11.6
Invalidity
11.7
Third-Party Beneficiaries
11.8
No Presumption Against Any Party
11.9
Specific Performance
11.10      Counterparts
11.11      Entire Agreement; Amendments
11.12      Disclosure Schedules
11.13      Conflicts and Privilege
11.14      Sellers’ Representative
11.15      Guaranty by Parent

EXHIBITS

Exhibit A – Defined Terms
Exhibit B – Accounting Methodology
Exhibit C – Bill of Sale and Assignment
Exhibit D – Escrow Agreement
Exhibit E – Trademark Assignment Agreement

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of January 29, 2021 by and among Snelling Staffing, LLC, a Delaware limited liability company (“Snelling Staffing”), Snelling Services, LLC, a Delaware limited liability company (“Snelling Services”), Snelling Employment, LLC, a Delaware limited liability company (“Snelling Employment”), Snelling Medical Staffing, LLC, a Delaware limited liability company (“Snelling Medical Staffing”), and Snelling Investments, Inc., a Texas corporation (“Snelling Investments”) (Snelling Staffing, Snelling Services, Snelling Employment, Snelling Medical Staffing and Snelling Investments are also referred to herein individually as a “Seller” and collectively as the “Sellers”), Snelling Holdings, LLC, a Delaware limited liability company, in its capacity as the Sellers’ Representative (the “Sellers’ Representative”), HQ Snelling Corporation, a Delaware corporation (“Buyer”), and solely with respect to Section 11.15, HireQuest, Inc., a Delaware corporation (“Parent”). Sellers, Buyer and Parent are each referred to individually as a “Party” and are collectively referred to as the “Parties.”

RECITALS

Sellers wish to sell to Buyer the Assets on and subject to the terms and conditions set forth in this Agreement.

Buyer wishes to purchase from Sellers the Assets and assume the Assumed Liabilities on and subject to the terms and conditions set forth in this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the premises, agreements and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and in reliance upon the mutual representations and warranties set forth in this Agreement, the Parties agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

1.1 Certain Definitions.

 Capitalized terms used in this Agreement but not defined in the body of this Agreement have the meaning ascribed to them in Exhibit A.

1.2 Construction.

 In this Agreement, unless otherwise expressly provided herein:  the singular includes the plural and vice versa;  reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;  reference to any gender includes the other gender and the neutral gender;  references to any Exhibit, Schedule, Section, Article, Annex, subsection and other subdivision refer to the corresponding Exhibits, Schedules, Sections, Articles, Annexes, subsections and other subdivisions of this Agreement unless expressly provided otherwise;  references in any Section or Article or definition to any clause means such clause of such Section, Article or definition;  “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement;  the word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation;”  each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP;  references to “days” are to calendar days; and  all references to dollars refer to the lawful currency of the United States. The Table of Contents and the Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

ARTICLE II

PURCHASE AND SALE; CLOSING

2.1 Purchase and Sale of the Assets.

 On the terms and subject to the conditions of this Agreement, at the Closing, each Seller will sell, transfer, assign and deliver to Buyer, and Buyer will purchase, assume and accept from each Seller, all of such Seller’s right, title and interest in and to the Assets, free and clear of all Liens other than Permitted Liens, in exchange for Buyer’s assumption of the Assumed Liabilities and the consideration specified in Section 2.4. The “Assets” means all of the assets, properties, and businesses of every kind, nature and description, real, personal and mixed, tangible and intangible, and wherever located, of Sellers (but excluding the Excluded Assets) as of the Effective Time, including, without limitation, the following:

(a) subject to applicable Legal Requirements, all books, records, files, lists (including, without limitation, customer lists), data, and documents of any kind whatsoever, whether in hard copy or on computer tapes or disks, relating to the operations of Sellers;

(b) all assumable deposits, prepaid expenses, claims for refunds (other than refunds in respect of Taxes for Pre-Closing Tax Periods) and other current assets of the Sellers;

(c) all Contracts of Seller set forth on Schedule 2.1(c), which Schedule 2.1(c) shall be updated only by written agreement of Buyer and Seller prior to Closing (the Contracts set forth on such Schedule 2.1(c), as it may be updated as contemplated above, being the “Assigned Contracts”);

(d) all accounts receivable other than the Excluded Receivables;

(e) all notes receivable, including without limitation, from any of Seller’s franchisees;

(f) all Seller Intellectual Property and all telephone, telecopy, fax numbers, email listings and email addresses of Sellers;

(g) all lockbox and other similar accounts of Sellers;

(h) all real property interests of any Seller set forth on Schedule 2.1(h) (the “Leasehold Interests”)

(i) all Permits of Seller (other than the Excluded Permits), including all login rights, user names, passwords, and other internet credentials associated therewith (the “Assigned Permits”);

(j) all claims of Sellers against third parties relating to the Assets other than Retained Claims; and

(k) the business and goodwill of Sellers relating to the Assets.

2.2 Excluded Assets.

 Notwithstanding Section 2.1 hereof, the following assets (the “Excluded Assets”) shall be retained by Sellers and shall not be conveyed to Buyer:

(a) all rights of Sellers under the Transaction Documents;

(b) all tangible personal property, including, but not limited to, all, equipment, furniture, office equipment and other items of tangible personal property of every kind owned or leased by Sellers;

(c) all office supplies;

(d) all refunds in respect of Taxes for Pre-Closing Tax Periods and other deferred Tax assets;

(e) all Cash;

(f) all Contracts of Sellers other than the Assigned Contracts (the “Excluded Contracts”);

(g) all Employee Benefit Plans (and rights related thereto);

(h) all Permits of Sellers that are not assignable (with or without consent) (the “Excluded Permits”);

(i) each Seller’s qualifications to conduct business as a legal entity and its federal taxpayer identification numbers, seals, minute books, and other documents relating to the organization, maintenance, and existence of each Seller as a legal entity;

(j) all insurance policies of Sellers;

(k) all confidential and/or privileged communications between Bradley Arant Boult Cummings LLP (“Bradley”), on the one hand, and any Seller and/or any of its Affiliates, on the other hand (including written and electronic communications between or among Bradley, the directors, officers, managers, members, employees and/or representatives of a Seller or its Affiliates), relating to this Agreement, any document, certificate or agreement contemplated to be delivered hereby, and any transactions contemplated herein or therein;

(l) the Retained Claims;

(m) all receivables, royalties, and future settlement recoveries from the Persons identified on Schedule 2.2(m) or their heirs, representatives, successors or assigns (the “Excluded Receivables”);

(n) all Equity Interests owned or held by a Seller;

(o) all books and records of the Sellers pertaining to Tax matters;

(p) all claims or rights arising from or relating to the Excluded Assets or the Excluded Liabilities;

(q) the WC Collateral; and

(r) the assets set forth on Schedule 2.2(r).

2.3 Liabilities.

(a) On the terms and subject to the conditions of this Agreement, at the Closing, Buyer will assume, pay and perform, as and when due, the following liabilities and obligations of Sellers (but excluding the Excluded Liabilities) (the “Assumed Liabilities”):

(i) all Liabilities of Sellers arising under the Assigned Contracts and the Assigned Permits, but only to the extent that such Liabilities do not arise from any failure to perform, improper performance, warranty or other breach, default or violation by Sellers (other than such a breach, default or violation caused by Sellers’ entering into or performing under this Agreement) prior to Closing;

(ii) all accounts payable and accrued liabilities of Sellers but only to the extent included in Net Working Capital and other than those liabilities set forth on Schedule 2.3(a)(ii);

(iii)  all liabilities relating to (A) accrued or earned paid time off with respect to Transferred Employees and Transferred Temporary Employees to the extent included in Net Working Capital and other than those liabilities set forth on Schedule 2.3(a)(iii) and (B) accrued or earned sick leave with respect to Transferred Employees and Transferred Temporary Employees (collectively, the “Assumed PTO Liability”);

(iv) all payroll liabilities with respect to Transferred Employees and Transferred Temporary Employees accrued or documented as of the Effective Time to the extent included in Net Working Capital other than those liabilities set forth on Schedule 2.3(a)(iv) (the “Assumed Payroll Liability”); and

(v) all Liabilities related to all unpaid workers’ compensation claims (whether or not any such claim has been submitted or filed) that relate to events or circumstances prior to the Effective Time (the “Assumed Workers’ Compensation Claims”.

(b) Except for the Assumed Liabilities, Buyer shall not assume from Sellers, and Sellers shall retain, any other Liabilities of Sellers (the “Excluded Liabilities”), including, without limitation, the following:

(i) the Transaction Costs along with any other Liabilities of Sellers arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(ii) any Liability for (A) Taxes of Sellers (or any stockholder or Affiliate of Sellers) or relating to the business, the Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (B) Taxes that are the responsibility of Seller pursuant to Section 7.3; (C) Taxes including penalties of any Seller arising out of or related to the Patient Protection and Affordable Care Act; or (D) other Taxes of any Seller (or any stockholder or Affiliate of a Seller) of any kind or description that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or any Legal Requirement;

(iii) any Liabilities relating to or arising out of the Excluded Assets;

(iv) any Liabilities in respect of any pending, threatened, or not-yet-threatened Claim arising out of, relating to or otherwise in respect of the operation of the business of Sellers, or the Assets to the extent such Claim relates to such operation prior to the Effective Time including, without limitation all Claims listed on Schedule 2.3(b)(iv) (but excluding the Assumed Workers’ Compensation Claims);

(v) any Liabilities of Seller arising under or in connection with any Employee Benefit Plan providing benefits to any present or former employee of a Seller except as otherwise expressly provided herein as an obligation or Liability to be paid or performed by Buyer;

(vi) any Liabilities of any Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of a Seller, including, without limitation, any Liabilities associated with any claim for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination, or other payments other than the Assumed PTO Liability, the Assumed Payroll Liability and the Assumed Workers’ Compensation Claims;

(vii) any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of any Seller (including with respect to any breach of fiduciary obligations by same);

(viii) any Liabilities under (A) the Excluded Contracts, or (B) any other contracts of any Seller to the extent such Liabilities (with respect to these other contracts) arise out of or relate to a breach by Seller of such contracts prior to Closing;

(ix) any Liabilities associated with debt, loans or credit facilities of any Seller including, without limitation, those Liabilities listed on Schedule 2.3(b)(ix);

(x) any trade accounts payable of any Seller (A) to the extent not accounted for in Net Working Capital; (B) which constitute intercompany payables owing to any Affiliate of any Seller; or (C) which constitute debt, loans, or credit facilities; and

(xi) any Liabilities arising out of, in respect of, or in connection with the failure by Seller or any of its Affiliates to comply with any Legal Requirement, Environmental Law, or the Code.

2.4 Purchase Price.

(a) The aggregate consideration to be paid by Buyer to Sellers for the Assets will consist of cash in the aggregate amount of (i) Seventeen Million Three Hundred Thousand Dollars ($17,300,000) (the “Base Purchase Price”), minus (ii) the Transaction Costs, minus (iii) the Estimated Seller Working Capital Payment (if any), plus (iv) the Estimated Buyer Working Capital Escrow Amount (if any), and minus (v) the Estimated WC Collateral (such net amount, the “Purchase Price”). The Purchase Price is subject to further adjustment as set forth in Section 3.2.

(b) At the Closing, Buyer will pay to Sellers’ Representative (for further distribution to the Sellers in accordance with the provisions of Schedule I hereto) an amount equal to the Purchase Price less the Escrow Amount less the Estimated Buyer Working Capital Escrow Amount (if any) (the “Closing Payment”), by wire transfer of immediately available funds, in accordance with the wire transfer instructions designated in writing by Sellers’ Representative (on behalf of Sellers). At the Closing, Buyer and Sellers’ Representative shall execute and deliver to each other a settlement statement (the “Closing Settlement Statement”) that sets forth the calculation of the Purchase Price and each of the payments to be made at Closing pursuant to this Article II. In lieu of distributing the Sellers’ Representative Fund to the Sellers at Closing, the Sellers’ Representative shall retain the Sellers’ Representative Fund in a segregated account which shall be used to pay expenses of the Sellers’ Representative in performing its actions under this Agreement and the Transaction Documents and shall be disbursed following Closing in accordance with Section 11.14.

2.5 Payment of Transaction Costs.

 At the Closing, in addition to the payment of the Closing Payment, Buyer will pay, or cause to be paid, the Transaction Costs, if any, on behalf of the Sellers to the applicable service providers by wire transfer of immediately available funds in accordance with the invoices delivered to Buyer and the wire transfer instructions delivered to Buyer in writing prior to the Closing Date. Notwithstanding anything in this Agreement to the contrary, the Transaction Costs shall remain at all times an Excluded Liability.

2.6 Payment of Escrow Amount and Estimated Buyer Working Capital Escrow Amount.

                            (a)           At the Closing, in addition to the payment of the Closing Payment, Buyer will pay, or cause to be paid, to the Escrow Agent the Escrow Amount, consisting of (i) an amount equal to $500,000 (the “Net Working Capital Escrow Amount”), to be held in escrow by the Escrow Agent in a separate account (the “Net Working Capital Escrow Account”) and disbursed by the Escrow Agent in accordance with the terms and provisions of the Escrow Agreement and (ii) an amount equal to $900,000 (the “Indemnity Escrow Amount”), to be held in escrow in an account (the “Indemnity Escrow Account”) and disbursed by the Escrow Agent in accordance with the terms and provisions of the Escrow Agreement.

                             (b)           At the Closing, in addition to the payment of the Closing Payment, Buyer will pay, or cause to be paid an amount equal to the Estimated Buyer Working Capital Escrow Amount (if any) to be held in escrow by the Escrow Agent in a separate account (the “Estimated Buyer Working Capital Escrow Account”) and disbursed by the Escrow Agent in accordance with the terms and provisions of the Escrow Agreement.

                               (c)           All fees and expenses of the Escrow Agent under the Escrow Agreement shall be borne one half by Sellers (as a Transaction Cost) and one half by Buyer.

                              2.7 Withholding Taxes.

                Buyer will be entitled to deduct and withhold from any payments due to Sellers under this Agreement such amounts as Buyer is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of applicable Legal Requirements. To the extent that amounts are withheld by Buyer and appropriately remitted to the applicable Governmental Authority, such withheld amounts will be treated as paid to Sellers for purposes of this Agreement. Buyer does not expect that any withholding is required on any payment, and if it determines it is required to withhold, it shall give prompt notice to Sellers’ Representative prior to such withholding and cooperate with Sellers in good faith to reduce or mitigate such withholding.

                              2.8 Third Party Consents.

                To the extent that Sellers’ rights under any Assigned Contract or Permit constituting an Asset, or any other Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and the Parties shall use their commercially reasonable efforts to obtain any such required consents as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Assets in question so that Buyer would not in effect acquire the benefit of all such rights, the Parties shall cooperate, to the maximum extent permitted by law and the Asset, with each other in such arrangement as is reasonably acceptable to such Parties designed to provide the benefits of such Asset and the associated Liabilities (to the extent the same are, or but for the failure to obtain such consent, would be, Assumed Liabilities) to Buyer. Buyer shall not be deemed to have waived its rights under Section 8.2(e) unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

 2.9 Closing.

 Subject to the terms and conditions of this Agreement, the purchase and sale of the Assets and the other transactions contemplated hereby shall take place at a closing (the “Closing”) to be held on February 28, 2021 provided that all of the conditions to Closing set forth in Article VIII have been satisfied or waived (other than conditions that, by their nature, are to be satisfied on the Closing Date, and subject to the satisfaction or waiver of such conditions); if such conditions have not been satisfied or waived by that date, the Closing shall take place two (2) Business Days after the satisfaction or waiver of such conditions (other than conditions that, by their nature, are to be satisfied on the Closing Date, and subject to the satisfaction or waiver of such conditions) unless Sellers’ Representative and Buyer mutually agree in writing upon another date or time for Closing. The date on which the Closing occurs is referred to as the “Closing Date.” By mutual agreement of the Parties, the Closing may take place by conference call and electronic (i.e., e-mail/PDF) or facsimile deliveries. The Parties will treat the Closing as being effective as of 12:01 a.m. Central time on the Closing Date (the “Effective Time”).

 2.10 Deliveries at the Closing.

At the Closing, (i) the Sellers shall deliver to Buyer the various certificates, instruments, and documents required to be delivered by them pursuant to Section 8.2, (ii) Buyer shall deliver to Sellers the various certificates, instruments, and documents required to be delivered by it pursuant to Section 8.3, and (iii) Buyer shall deliver the Closing Payment, the Transaction Costs, the Escrow Amount and the Estimated Buyer Working Capital Escrow Amount (if any) in accordance with Sections 2.4(b), 2.5, and 2.6.

ARTICLE III

PURCHASE PRICE ADJUSTMENT

3.1 Estimated Net Working Capital and Workers’ Compensation Adjustment Procedures.

(a) At least five (5) Business Days before the Closing, Sellers’ Representative will prepare and deliver, or cause to be prepared and delivered, to Buyer a worksheet showing its good faith estimate of Net Working Capital determined in accordance with the Accounting Methodology (the “Estimated Net Working Capital”) and its good faith estimate of the WC Collateral to be released to Sellers’ Representative pursuant to Section 6.9(c) (the “Estimated WC Collateral”).

(b) If the Estimated Net Working Capital exceeds the Target Net Working Capital (such excess, the “Estimated Buyer Working Capital Escrow Amount”), the Purchase Price will be increased at Closing by an amount equal to the Estimated Buyer Working Capital Escrow Amount, and at Closing Buyer will pay, or cause to be paid, the Estimated Buyer Working Capital Escrow Amount to the Escrow Agent to be held in escrow (as set forth in Sections 2.4(a), and 2.6(b)).

(c) If the Target Net Working Capital exceeds the Estimated Net Working Capital (such excess, the “Estimated Seller Working Capital Payment”), the Purchase Price will be reduced at Closing by an amount equal to the Estimated Seller Working Capital Payment (as set forth in Section 2.4(a)).

(d) In accordance with Section 2.4(a), the Purchase Price will be reduced at Closing by an amount equal to the Estimated WC Collateral.

(e) Prior to Closing, Sellers will deliver to Buyer a statement setting forth the amounts associated with each invoiced amount sent to UPS and such amount shall be considered a final closing amount for purposes of Net Working Capital upon delivery of such statement to Buyer (net of any cash payments received and applied to such invoices prior to Closing).  Within ten (10) Business Days after Closing, Sellers will deliver to Buyer the final closing receivable balance related to UPS, with the final closing receivable balance being made up of those receivables reported to Buyer prior to Closing (net of any cash payments received and applied to such invoices) and amounts invoiced to UPS subsequent to Closing related to billing incurred during the period prior to and including Closing. The final receivable amount related to UPS shall not be subject to adjustments for purposes of the Net Working Capital calculation.  For avoidance of doubt, no out of the ordinary items, offset, or items resulting from termination or exiting of the UPS contract shall create a reduction to the amounts billed, which shall be in Ordinary Course of Business. Notwithstanding the foregoing, (i) the final closing receivable balance shall exclude $38,383.71 of receivables which have aged over 180 days, (ii) $30,000 will be subtracted from the final closing balance, and (iii) any reserves used to calculate Net Working Capital in any context shall not include any amount attributable to accounts of UPS.

3.2 Final Purchase Price Adjustment Procedures.

(a) No later than ninety (90) days after the Closing Date, Buyer will prepare, or cause to be prepared, and deliver to Sellers’ Representative a worksheet showing Buyer’s calculation of Net Working Capital, determined in good faith and in accordance with the Accounting Methodology. If Sellers’ Representative disagrees with any portion of such worksheet (the disputed items being the “Disputed Adjustment Items”), then Sellers’ Representative will give written notice (an “Adjustment Dispute Notice”) to Buyer within forty-five (45) days after the date of the delivery to Sellers’ Representative of such worksheet, which Adjustment Dispute Notice will:  set forth the Disputed Adjustment Items;  specify in reasonable detail Sellers’ Representative’s basis for disagreement with such worksheet; and  set forth Sellers’ Representative’s proposed resolution of the Disputed Adjustment Items (including Sellers’ Representative’s determination of Net Working Capital taking into account such proposed resolution of the Disputed Adjustment Items). Buyer will make readily available to Sellers’ Representative and its Representatives all relevant books and records relating to such worksheet and its calculation of Net Working Capital and all other items reasonably requested by Sellers’ Representative or its Representatives in connection with resolving the Disputed Adjustment Items. If Sellers’ Representative timely delivers an Adjustment Dispute Notice, and Buyer and Sellers’ Representative are unable to resolve any disagreement between them with respect thereto within fifteen (15) days after the delivery of such Adjustment Dispute Notice by Sellers’ Representative to Buyer, then the Disputed Adjustment Items may be referred by Sellers’ Representative or Buyer for determination to Moss Adams, LLP (or, if Moss Adams, LLP is unable or unwilling to serve, another nationally recognized accounting firm not affiliated with Sellers’ Representative or Buyer that is mutually selected by Sellers’ Representative and Buyer). Moss Adams, LLP or the firm mutually selected by Sellers’ Representative and Buyer, as applicable, is referred to as the “Independent Accountant”. Each of Sellers’ Representative and Buyer will provide the Independent Accountant and the other Party with a statement of its position as to the amount for each Disputed Adjustment Item within fifteen (15) days from the date of the referral to the Independent Accountant. The Independent Accountant will make a written determination as promptly as practicable, but in any event within thirty (30) days after the date on which the dispute is referred to the Independent Accountant, resolving only the specific items under dispute by the Parties. The Independent Accountant’s decision on each Disputed Adjustment Item must be within the range of values assigned to each such item by either Sellers’ Representative (on the one hand) or Buyer (on the other hand). If at any time Sellers’ Representative and Buyer resolve their dispute, then notwithstanding the preceding provisions of this Section 3.2(a), the Independent Accountant’s involvement promptly will be discontinued and the Net Working Capital will be revised, if necessary, to reflect such resolution and thereupon will be final and binding for all purposes of this Agreement. The Parties will make readily available to the Independent Accountant all relevant books and records (subject to exclusion of privileged information) relating to their calculation of Net Working Capital and all other items reasonably requested by the Independent Accountant in connection with resolving the Disputed Adjustment Items. All fees and expenses of the Independent Accountant shall be paid by Sellers, on the one hand, and Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers or Buyer, respectively, bears to the aggregate amount actually contested by such Sellers and Buyer. The decision of the Independent Accountant will be final and binding upon the parties hereto.

(b) Following the final determination of Net Working Capital in accordance with Section 3.2(a), Buyer or Sellers, as applicable, shall make or cause to be made such true-up payment to the other Party in accordance with Section 3.2(c) or Section 3.2(d), as applicable, as is required to place Buyer and Sellers in the same position in which they would have been had the final Net Working Capital determined pursuant to Section 3.2(a), rather than the Estimated Net Working Capital, been used to determine the Purchase Price at the Closing (including (i) substituting such Net Working Capital for the Estimated Net Working Capital in determining the amount of the Estimated Seller Working Capital Payment or Estimated Buyer Working Capital Escrow Amount, as applicable, and (ii) for purposes of such determination of the relative positions of the Parties, assuming that any Estimated Buyer Working Capital Escrow Amount were to be paid to Sellers at Closing rather than placed in escrow).

(c) Any true-up payment required to be made by or on behalf of Sellers pursuant to Section 3.2(b) is referred to as the “Final Seller Payment.” If Sellers are required to make a Final Seller Payment, then, promptly (but in any event within five (5) Business Days following the date of the final determination of the Net Working Capital in accordance with Section 3.2(a)), Sellers’ Representative and Buyer shall jointly instruct the Escrow Agent to (i) release from the Net Working Capital Escrow Account and the Estimated Buyer Working Capital Escrow Account an aggregate amount equal to the Final Seller Payment (up to the aggregate amount then held in the Net Working Capital Escrow Account and the Estimated Buyer Working Capital Escrow Account) to Buyer by wire transfer of immediately available funds to an account designated in writing by Buyer, and (ii) release the balance of the Net Working Capital Account and the Estimated Buyer Working Capital Escrow Account, if any, to Sellers’ Representative (for further distribution to Sellers in accordance with the provisions of Schedule I hereto) by wire transfer of immediately available funds to an account designated in writing by Sellers’ Representative. If the Final Seller Payment is greater than the aggregate amount available to be released to Buyer from the Net Working Capital Escrow Account and the Estimated Buyer Working Capital Escrow Account pursuant to (i) above (such difference the “Working Capital Escrow Deficiency”), then the Sellers’ Representative and the Buyer shall jointly instruct the Escrow Agent to release from the Indemnity Escrow Account an amount equal to the Working Capital Escrow Deficiency to Buyer by wire transfer of immediately available funds to an account designated in writing by Buyer. If the Working Capital Escrow Deficiency is greater than the amount available to be released to Buyer from the Indemnity Escrow Account, then Sellers shall pay the amount of such difference to Buyer by wire transfer of immediately available funds in accordance with the wire transfer instructions designated in writing by Buyer.

(d) Any true-up payment required to be made by Buyer pursuant to Section 3.2(b) is referred to as the “Final Buyer Payment.” If Buyer is required to make a Final Buyer Payment, then promptly (but in any event within five (5) Business Days following the date of the final determination of the Net Working Capital in accordance with Section 3.2(a)), (i) Sellers’ Representative and Buyer shall jointly instruct the Escrow Agent to release all amounts in the Net Working Capital Escrow Account and the Estimated Buyer Working Capital Escrow Account to Sellers’ Representative (for further distribution to Sellers in accordance with the provisions of Schedule I hereto) by wire transfer of immediately available funds in accordance with the wire transfer instructions designated in writing by Sellers’ Representative, and (ii) Buyer shall pay an amount equal to the Final Buyer Payment to Sellers’ Representative (for further distribution to Sellers in accordance with the provisions of Schedule I hereto) by wire transfer of immediately available funds in accordance with the wire transfer instructions designated in writing by Sellers’ Representative. Notwithstanding the foregoing, to the extent that the Buyer’s calculation of Net Working Capital delivered to the Sellers’ Representative pursuant to the first sentence of Section 3.2(a) would result in a Final Buyer Payment were such Net Working Capital the final Net Working Capital pursuant to Section 3.2(a) (the amount of such hypothetical Final Buyer Payment, the “Undisputed Buyer Payment”), then, notwithstanding any Adjustment Dispute Notice provided by Sellers’ Representative, within five (5) Business Days following Buyer’s delivery of its Net Working Capital calculation to Sellers’ Representative pursuant to Section 3.2(a), (i) Sellers’ Representative and Buyer shall jointly instruct the Escrow Agent to release all amounts in the Net Working Capital Escrow Account and the Estimated Buyer Working Capital Escrow Account to Sellers’ Representative (for further distribution to Sellers in accordance with the provisions of Schedule I hereto) by wire transfer of immediately available funds in accordance with the wire transfer instructions designated in writing by Sellers’ Representative, and (ii) Buyer shall pay an amount equal to the Undisputed Buyer Payment to Sellers’ Representative (for further distribution to Sellers in accordance with the provisions of Schedule I hereto) by wire transfer of immediately available funds in accordance with the wire transfer instructions designated in writing by Sellers’ Representative. The amount of the Undisputed Buyer Payment, if any, paid by Buyer to Sellers’ Representative pursuant to the immediately foregoing sentence shall reduce dollar for dollar the amount of the Final Buyer Payment to be paid by Buyer to Sellers’ Representative pursuant to the second sentence of this Section 3.2(d).

(e) In addition to the foregoing, promptly (but in any event within five (5) Business Days of such release) following the release by ACE to Sellers’ Representative (on behalf of Sellers) of the balance of the WC Collateral, Buyer or Sellers, as applicable, shall make or cause to be made such true-up payment to the other Party as is required to place Buyer and Sellers in the same position in which they would have been had the actual WC Collateral released to Sellers’ Representative (on behalf of Sellers), rather than the Estimated WC Collateral, been used to determine the Purchase Price at the Closing.

(f) Contemporaneously with the payment of the Final Seller Payment or the Final Buyer Payment, as applicable, and the true-up of the WC Collateral pursuant to Section 3.2(e), the Buyer and Sellers’ Representative shall execute and deliver to each other an amended Closing Settlement Statement that sets forth the Final Seller Payment or the Final Buyer Payment, as applicable, together with each other adjustment to the Purchase Price provided for in Section 2.4.

(g) Any payment made pursuant to this Section 3.2 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes unless otherwise required by applicable Legal Requirements.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Disclosure Schedules, the Sellers represent and warrant to Buyer, as of the date hereof, as follows:

4.1 Organization; Good Standing.

 Each Seller is a limited liability company or corporation (as applicable) duly organized, validly existing and in good standing under the laws of the state of its formation or incorporation. Sellers have made available to Buyer true and complete copies of the Organizational Documents of the Sellers, each as amended on or prior to the date of this Agreement and presently in effect.

4.2 Foreign Qualification; Power.

 Each Seller is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business as now conducted or the character of the property owned or leased by it makes such qualification necessary, except where the failure to so qualify or be in good standing would not reasonably be expected to materially impair such Seller’s ability to conduct its business. Each Seller has all requisite limited liability company or corporate power and authority to own, operate or lease its properties and assets and to carry on its business as currently conducted.

4.3 Authority; Enforceability.

 Each Seller has all requisite limited liability company or corporate power and authority to execute and deliver this Agreement and each Transaction Document to which such Seller is a party and to perform its obligations thereunder. The execution and delivery of this Agreement and each Transaction Document to which a Seller is a party and the performance of a Seller’s obligations contemplated hereby and thereby have been duly and validly approved by all action necessary on behalf of such Seller. This Agreement and, when executed by a Seller, the other Transaction Documents to which such Seller is a party constitute the legal, valid and binding obligations of such Seller enforceable against such Seller in accordance with their respective terms, subject to the Remedies Exception, assuming in each case that such Transaction Document have been duly executed and delivered by each Person, other than the Sellers, party to such Transaction Document.

4.4 Consents; Absence of Conflicts.

(a) Except as set forth on Schedule 4.4(a), the execution, delivery and performance by the Sellers of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (i) conflict with or violate the Organizational Documents of any Seller; (ii) conflict with or violate any Legal Requirement to which any Seller is subject or by which any property or asset of any Seller is bound or affected; or (iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would reasonably be expected to become a default) under, or require any consent of any Person pursuant to, any Material Contract.

(b) Except as set forth on Schedule 4.4(b), no Seller is required to file, seek or obtain any material notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by such Seller of this Agreement or the consummation of the transactions contemplated hereby.

4.5 Subsidiaries.

               Schedule 4.5 sets forth, for each Seller its name, jurisdiction of organization, form of organization and classification for U.S. federal income Tax purposes.

4.6 Financial Statements; No Undisclosed Liabilities.

(a) Attached hereto as Schedule 4.6(a) are copies of (i) the audited consolidated balance sheets of the Sellers at December 28, 2018 and December 27, 2019 and the related audited consolidated income statement and statement of cash flows for the years then ended (collectively, the “Annual Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Sellers as of November 30, 2020 (the “Interim Balance Sheet”) and the related unaudited consolidated income statement and statement of cash flows for the 11-month period then ended (the financial statements described in clause (ii), collectively, the “Interim Financial Statements”). The Annual Financial Statements and the Interim Financial Statements are referred to collectively as the “Financial Statements.” Except as set forth on Schedule 4.6(a), the Financial Statements (including any related notes thereto)  have been prepared in accordance with GAAP, consistently applied throughout the periods covered thereby, except as otherwise noted therein,  fairly present, in all material respects, the financial condition and results of operations of the Sellers as of the respective dates thereof and for the respective periods covered thereby, subject, however, to the absence of notes and other textual disclosure required by GAAP, and in the case of the Interim Financial Statements, to normal year-end audit adjustments and accruals (the effect of which will not be materially adverse), and  have been prepared from the financial books and records of the Sellers.

(b) Except as set forth on Schedule 4.6(b), the Sellers have no material liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with GAAP, other than liabilities that are reflected or reserved against in the Interim Balance Sheet, liabilities that have arisen after the date of the Interim Balance Sheet in the Ordinary Course of Business of the Sellers, liabilities pursuant to executory contracts (but not resulting from a breach or default thereof) or liabilities incurred in connection with the transactions contemplated hereby and in accordance with this Agreement.

(c) Neither any Seller nor any of its Affiliates is a party to, or has any commitment to become a party to: (i) any joint venture, off balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among a Seller or any of its Affiliates, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended).

4.7 Related Party Transactions.

 Except as set forth on Schedule 4.7, no Affiliate of Sellers (each, a “Seller Related Person”) provides or is in receipt of or has, since January 1, 2018, provided or received any loans, assets, services or facilities to or from, as applicable, any Seller or owns any right, title or interest in, to or under, any property or right, real, personal or mixed and whether tangible or intangible used by any Seller, except, in each case, for a Person’s employment with, or role as a shareholder, officer, manager or director of, any Seller in the Ordinary Course of Business.

4.8 Real Property.

(a) No Seller owns any real property.

(b) Schedule 4.8(b) lists all leases of real property pursuant to which any Seller leases real property (all such leased real property collectively, the “Real Property” and, all such listed leases collectively, the “Scheduled Leases”). A true and complete copy of each of the Scheduled Leases, as amended or extended to date, along with all guarantees of such Scheduled Leases has been made available to Buyer. Each Scheduled Lease is in full force and effect, constitutes a binding obligation of the Seller party thereto, no Seller is in breach or default under any Scheduled Lease, Sellers have paid all rent due and payable under any Scheduled Lease, no Seller has subleased, assigned or granted to any Person the right to use or occupy any Real Property, no Seller has pledged, mortgaged, or otherwise granted a Lien (other than a Permitted Lien) on its leasehold interest in any Real Property, and, to the Knowledge of the Sellers, each of the Scheduled Leases constitutes a binding obligation of each landlord, lessor or sublessor thereunder, enforceable against such landlord, lessor or sublessor in accordance with its terms. Other than the Real Property, there is no other real property necessary for the conduct of the business of Sellers as currently conducted.

(c) No Seller has received any written notice of (i) violations of building codes, zoning ordinances, or other Legal Requirements affecting any Real Property, (ii) existing, pending, or threatened condemnation proceedings affecting any Real Property, or (iii) existing, pending, or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate its business as currently operated at the Real Property. Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty.

(d) The Real Property constitutes all interests in real property used, occupied or held for use in connection with the business of the Sellers as currently conducted.

4.9 Personal Property.

(a) Each Seller owns good title to, or holds a valid leasehold interest in, all of the tangible personal property used by such Seller in the conduct of its business and included in the Assets, free and clear of all Liens, except for Permitted Liens.

(b) Other than any tangible personal property not currently used in the Ordinary Course of Business of a Seller, each item of tangible personal property used or held for use by such Seller and included in the Assets is in operable condition, normal ordinary wear and tear excepted.

4.10 Permits.

 Each Seller possesses all material permits, licenses, certificates, authorizations and approvals granted by any Governmental Authority (each, a “Permit”) required under applicable law to be held by such Seller to permit such Seller to own, operate, use and maintain its assets in the manner in which they are now operated and maintained and to conduct its business in the manner in which it is currently conducted. All Permits are in full force and effect. All fees and charges with respect to the Permits have been paid in full. Each Seller has complied since the Applicable Look-Back Date, and is now complying, with all Legal Requirements applicable to its business as it is currently conducted and the ownership and use of the Assets. Except as set forth in Schedule 4.10, each Permit held by a Seller and material to its business is valid and in full force and effect and such Seller is not in default, and, to the Knowledge of the Sellers, no condition exists that with notice or lapse of time or both would reasonably be expected to constitute a default, under any of such Permits, except for any defaults that would not reasonably be expected to have a Material Adverse Effect.

4.11 Contracts.

(a) Schedule 4.11(a) identifies each of the following Contracts to which any Seller is a party or by which any Seller or any Assets are bound (each such Contract, a “Material Contract”):

(i) any Contract that provides for the payment by or to any Seller of more than $50,000 in any 365-day period of the term of the Contract (an “Annual Period”) other than a Contract that is terminable by either party thereto without penalty by giving notice of termination to the other party thereto not more than ninety (90) days in advance of the proposed termination date;

(ii) any Contract that purports to limit the freedom of any Seller to compete in any line of business or with any Person or to conduct business in any geographic location;

(iii) any Contract in respect of Intellectual Property Rights involving a license granted, title conveyed, or royalty payment to or by any Seller where the obligations in any Annual Period under such Contract are more than $50,000 (excluding licenses granted to any Seller to use off the shelf computer software);

(iv) any Contract that provides for  the purchase or sale of real property or  the lease of any item or items of tangible personal property with a rental expense under such lease exceeding $25,000 in any Annual Period;

(v) any Contract providing for the deferred payment of any purchase price including any “earn out” or other contingent fee arrangement which remains outstanding;

(vi) any Contract creating a Lien, other than a Permitted Lien, on any of the Assets;

(vii) any Contract for the employment of any officer or employee of any Seller with annual compensation (salary and bonus) in excess of $100,000, which is not cancellable without penalty or without more than 90 days’ notice, or which contain any change-in-control or similar bonus of more than $20,000, other than offer letters and confidentiality and similar types of agreements entered into in the Ordinary Course of Business;

(viii) any Contract with any labor union or association or other Person representing or seeking to represent any employee of a Seller or any other individual who provides services to a Seller;

(ix) any Contract granting to any Person a right of first refusal, first offer or other right to purchase any of the Assets;

(x) any Contract that provides for the indemnification of any Person (other than in the ordinary course of business) or the assumption of any Tax, environmental, or other Liability of any Person;

(xi) any Contract that relates to the acquisition or disposition of any business, a material amount of stock, membership units, or assets of any Person or any real property (whether by merger, sale of stock, sale of assets, or otherwise);

(xii) all franchise agreements;

(xiii) except for Contracts relating to trade receivables, all Contracts relating to indebtedness;

(xiv) all joint venture, partnership, or similar Contracts;

(xv) all other Contracts that are material to the Assets or operation of the business of Sellers and not previously disclosed pursuant to this Section 4.11.

(b) True and complete copies (including all amendments) of each Material Contract have been made available to Buyer. Each Material Contract is the legal, valid, and binding obligation of the Seller party thereto and, to the Knowledge of the Sellers, any other Person a party thereto, in accordance with its terms, subject to the Remedies Exception. Neither the Sellers nor, to the Knowledge of the Sellers, any other Person party thereto is in material breach or material default under any Material Contract, and, to the Knowledge of the Sellers, no event has occurred that with notice or lapse of time, or both, would reasonably be expected to constitute a material breach or material default thereunder.

4.12 Intellectual Property.

(a) Schedule 4.12(a) contains a correct, current, and complete list of all patents, patent applications, registered trademarks, trademark applications, copyright registrations, copyright applications and internet domain names owned by any Seller that are material to the conduct of the business of the Sellers (taken as a whole) (the “Registered Intellectual Property”). The Registered Intellectual Property, together with all other Intellectual Property Rights owned or used by any Seller that are material to the conduct of the business of the Sellers (taken as a whole) (collectively, the “Seller Intellectual Property”), constitute all Intellectual Property Rights necessary for the continued operation of the business of the Sellers as being conducted within the geographic area of the Sellers’ present use thereof. Schedule 4.12(a) contains a table specifying as to each Seller Intellectual Property, as applicable: the title, mark, or design; the jurisdiction by or in which it has been issued, registered, or filed; the issue, registration or filing date; and the current status

(b) The Sellers own all right, title, and interest to, or currently possess valid licenses to use, as applicable, the Seller Intellectual Property free and clear of all Liens, except Permitted Liens.

(c)           Except as disclosed on Schedule 4.12(c), no Seller has been a party to any judicial or administrative proceeding alleging, nor have the Sellers been notified of any allegation of, any infringement or misappropriation of any item of the Seller Intellectual Property. To the Knowledge of the Sellers, there has been no infringement or misappropriation by any third party of any Seller Intellectual Property. To the Knowledge of the Sellers, there has been no infringement or misappropriation by the Sellers of any Intellectual Property Rights of other Persons or any infringement or misappropriation by any other Person of any of the Seller Intellectual Property.

4.13 Brokers’ Fees; Expenses.

 Except as set forth on Schedule 4.13, no Seller has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.14 Absence of Changes.

 Since the date of the Interim Balance Sheet, there has not been any occurrence which has had, or could reasonably be expected to have, individually or in the aggregate, any Material Adverse Effect. Except as set forth on Schedule 4.14 or as expressly contemplated by this Agreement, since the date of the Interim Balance Sheet through the date hereof, each Seller has operated its business in the Ordinary Course of Business. Since the date of the Interim Balance Sheet, except as set forth on Schedule 4.14, there has not been any: (a) declaration or payment of any dividends or distributions on or in respect of any of Sellers’ capital stock or redemption, purchase, or acquisition of Sellers’ capital stock; (b) material change in any method of accounting or accounting practice of any Seller, except as required by GAAP; (c) incurrence, assumption or guarantee by any Seller of any indebtedness for borrowed money in connection with Sellers’ business except unsecured current obligations and Liabilities incurred in the Ordinary Course of Business; (d) transfer, assignment, sale, or other disposition of any of the Assets by any Seller (other than in the ordinary course of business); (e) cancellation of any material debts or claims of any Seller or amendment, termination or waiver by any Seller of any material rights constituting Assets; (f) transfer or assignment of or grant of any license or sublicense under or with respect to any Intellectual Property Rights by Seller; (g) abandonment or lapse or failure to maintain in full force and effect any Intellectual Property Rights by Seller; (h) material damage, destruction, or loss, or any material interruption in use of any Asset, whether or not covered by insurance; (i) material capital expenditures by any Seller which would constitute an Assumed Liability; (j) imposition of any Lien (other than Permitted Liens) on any of the Assets; (k) material change in any of the compensation, severance, bonuses, or other terms of employment of any of the Transferred Employees (other than in the Ordinary Course of Business); or (l) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

4.15 Legal Compliance.

 Except as set forth on Schedule 4.15, the Sellers are in compliance in all material respects with all applicable Legal Requirements. No “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions,” “business combination,” or other similar anti-takeover statute or regulation enacted under any Legal Requirement applicable to the Sellers is applicable to this Agreement, the Transaction Documents, or any of the transactions contemplated hereby or thereby.

4.16 Taxes.

 Except as set forth on Schedule 4.16,

(a) All Tax Returns required to be filed by or with respect to each Seller for any Pre-Closing Tax Period have been or will be duly and timely filed with the appropriate Governmental Authority, and each such Tax Return is true, correct and complete in all material respects. All Taxes due and payable by the Sellers on any such Tax Return have been timely paid in full, whether disputed or not.

(b) All Tax withholding and deposit requirements and all material information reporting and backup withholding requirements, including maintenance of required records with respect thereto, imposed on or with respect to the Sellers or its employees have been satisfied in full.

(c) There are no Liens (other than Permitted Liens) on any of the Assets that are attributable to any Tax liability or payment obligation and, as of the Closing, there will be no such Liens on the Assets.

(d) There are no audits, administrative or judicial proceedings or other Claims pending against any Seller with respect to Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or, to the Knowledge of the Sellers, threatened in writing with respect to any Tax Returns of any Seller.

(e) No claim has been made in writing by a Governmental Authority in a jurisdiction where any Seller does not file Tax Returns that the Seller is or may be subject to taxation by that jurisdiction with respect to the Assets.

(f) No power of attorney or closing agreement with respect to any Tax matter is currently in force with respect to the Assets, that would, in any manner, bind, obligate, or restrict Buyer. No Seller has executed or entered into any agreement with, or obtained any consents or clearances from, any Governmental Authority, or has been subject to any ruling guidance specific to the Seller that would be binding on Buyer for any taxable period (or portion thereof) ending after the Effective Time.

4.17 Litigation.

 Except as set forth on Schedule 4.17, there are no Claims, suits or proceedings pending or, to the Knowledge of the Sellers, threatened, at law or in equity, or before or by any Governmental Authority or before any arbitrator of any kind, against any Seller. None of the Sellers or any of the Assets is subject to any active order, writ, assessment, decision, injunction, decree, ruling, or judgment of any Governmental Authority or arbitrator, whether temporary, preliminary, or permanent. To Sellers’ Knowledge, there are no governmental inquiries or investigations, or internal investigations pending or threatened, in each case regarding any accounting practices of any Seller.

4.18 Employees; Employee Relations.

(a) Except as set forth on Schedule 4.18(a), the Sellers are and have since the Applicable Look-Back Date been in compliance in all material respects with all Legal Requirements relating to the employment of personnel and labor, including provisions thereof relating to wages and hours, equal opportunity, immigration, child labor, collective bargaining, plant closing and mass layoff and health and safety.

(b) Except as set forth on Schedule 4.18(b)  the Sellers have not been the subject of any protected concerted activity and have not been accused of any violations of the National Labor Relations Act; (ii) the Sellers have not agreed to recognize any labor union, nor has any labor union or other collective bargaining representative been certified as the exclusive bargaining representative of any employees of the Sellers, nor are the Sellers a party to or bound by any collective bargaining agreement,(iii) since the Applicable Look-Back Date, the Sellers have not experienced any strike, slowdown, lockout, unfair labor practice complaint or other material labor dispute and (iv) to the Knowledge of the Sellers, there is no organizational effort presently being made or threatened in writing by or on behalf of any labor union with respect to any employees of the Sellers.

4.19 Employee Benefit Matters.

(a) Attached as Schedule 4.19(a) is a list of all the Employee Benefit Plans. The Sellers have made available to Buyer true and complete copies of all current plan documents, policies, programs, trust or other funding arrangements, summary plan descriptions, and the most recent three years’ Form 5500 Annual Reports for the plans for which such reports are required to be filed.

(b) Except as set forth on Schedule 4.19(b), neither the Sellers nor any ERISA Affiliate has any obligation to contribute to (or any other liability, including current or potential withdrawal liability, with respect to) (i) any “multiemployer plan” (as that term is defined in Section 3(37) of ERISA); (ii) any plan or arrangement, whether or not terminated, which provides medical, health, life insurance or other welfare type benefits for current employees or current or future retired or terminated employees (except for continued medical benefit coverage required to be provided under Section 4980B of the Code or as required under applicable state law); or (iii) any employee plan which is a “defined benefit plan” (as that term is defined in Section 3(35) of ERISA), whether or not terminated.

(c) Except as set forth on Schedule 4.19(c), to the Knowledge of the Sellers, all Employee Benefit Plans (and related trusts and insurance contracts) comply in all material respects in form and in operation with their terms and the applicable requirements of ERISA and the Code, including the requirements of Section 4980B of the Code.

(d) Except as set forth on Schedule 4.19(d), since the Applicable Look-Back Date, with respect to each Employee Benefit Plan, all contributions, premiums, or payments which are due on or before the date hereof have been paid to such plan. Except as set forth on Schedule 4.19(d), to the Knowledge of the Sellers, no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) for any Employee Benefit Plans, and no reportable event, as defined in ERISA, has occurred in connection with the Employee Benefit Plans. To the Knowledge of the Sellers, no material action, suit, proceeding, or investigation with respect to the Employee Benefit Plans (other than routine claims for benefits) is pending.

(e) Except as set forth on Schedule 4.19(e), the execution of, and consummation of the transactions contemplated by, this Agreement will not (either done alone or in conjunction with any other action by the Sellers prior to the Closing) (i) entitle any current or former employee, director, manager, officer, consultant, independent contractor, contingent worker, or leased employee (or any dependents, spouses, or beneficiaries thereof) of any Seller to severance pay or any other similar payment or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to such individual.

4.20 Environmental Matters.

                                                            (a) Except as set forth on Schedule 4.20(a), the Sellers are currently in, and have since January 1, 2016 been in, compliance in all material respects with all Environmental Laws and Environmental Authorizations. Since January 1, 2016, no Seller has received from any Person any written notice alleging any Person has violated any Environmental Law.

                                                            (b) Except as set forth on Schedule 4.20(b), all Environmental Authorizations necessary for the conduct of Sellers’ business as currently conducted or the ownership, lease, operation or use of the Assets are in full force and effect and shall be maintained in full force and effect by Sellers through the Closing Date; and  no Seller has received written notice that, and to Sellers’ Knowledge, there is no reasonable reason to believe that,  any such existing Environmental Authorization will be revoked,  any application currently pending for any new Environmental Authorization will be denied, or  any renewal of any existing Environmental Authorization will be denied.

                                                            (c) Except as set forth on Schedule 4.20(c), there are no Claims pending or, to the Knowledge of the Sellers, threatened under any Environmental Law against the Sellers, and the Sellers have not received written notice from any Governmental Authority of alleged material violation of, material non-compliance with, or material liability under, any Environmental Law with respect to the Sellers’ business or the Assets.

                                                            (d) Except as set forth on Schedule 4.20(d), to the Knowledge of the Sellers, there has been no Release of Hazardous Materials by the Sellers for which any investigatory, remedial, monitoring or restoration actions required under Environmental Laws have not been performed and completed.

4.21 Insurance.

 Schedule 4.21 sets forth a true and complete list of all policies, binders and insurance contracts under which the Sellers or the Assets are insured (the “Insurance Policies”) and a list of all pending submitted claims and a claims history of submitted claims for the Sellers since January 1, 2016, other than pending and historical claims subject to any workers’ compensation policy which have not incurred and are not reasonably expected to incur more than $25,000 in total. There are no claims pending under any such Insurance Policy as to which coverage has been denied or disputed or in respect of which there is an outstanding reservation of rights by the insurer. All premiums due and payable under all such Insurance Policies have been paid and all such Insurance Policies are in full force and effect in accordance with their terms and have not been subject to any lapse in coverage. None of the Sellers or any of their Affiliates are in default under, or have otherwise failed to comply with, in any material respect, any provision of any Insurance Policy.

4.22 Accounts Receivable.

All notes and accounts receivable of the Sellers are reflected properly on the Sellers’ books and records, are valid, have arisen from bona fide transactions in the Ordinary Course of Business, and to the Knowledge of the Sellers, are not subject to any defense or offset and constitute only valid, undisputed claims of Sellers. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet date, on the books and records of the Sellers have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

4.23 CARES Act Provider Relief Funds.

                The Sellers have made available to Buyer for review information regarding all CARES Act stimulus fund programs in which the Sellers are participating, including the amount of funds received by the Sellers (the “Stimulus Funds”). The Sellers have maintained records associated with the Stimulus Funds in material compliance with the Relief Fund Payment Terms and Conditions and related guidance available as of the date hereof. The Sellers have used commercially reasonable efforts to utilize all such Stimulus Funds in accordance in all material respects with the applicable Relief Fund Payment Terms and Conditions.

4.24 Customers.

                  Schedule 4.24 sets forth with respect to the Sellers, (i) each customer who has paid aggregate consideration to Sellers for services rendered in an amount greater than or equal to $1,000,000 for each of the last two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of revenue generated by each Material Customer during such periods. No Seller has received any written notice that any of the Material Customers has ceased, or intends to cease after Closing, to utilize the services of Sellers’ business or to otherwise terminate or materially reduce its relationship with Sellers or Buyer.

4.25 Franchisees.

                  Schedule 4.25 sets forth with respect to the Sellers, (i) each of the franchisees of any Seller along with the name, address, and contact information of each owner of any franchisee (each, a “Franchisee”); and (ii) the amount of royalties generated by each Franchisee to any Seller each year for the past five years. No Seller has received any written notice that any of the Franchisees has ceased, or intends to cease after Closing, to be a franchisee of Sellers or Buyer.

4.26 Assets Free of Liens.

                   Each of the Sellers has good and valid title (subject to Permitted Liens) to those of the Assets which it owns and, on the Closing Date, the applicable Seller will have good and valid title to those of the Assets which it owns, free and clear of all Liens other than Permitted Liens. At the Effective Time, subject to Section 2.8, Seller will transfer to Buyer good and marketable title to all of the Assets, free and clear of all Liens other than Permitted Liens. None of the Assets is, nor immediately prior to or at the Effective Time will be, subject to any Liens other than Permitted Liens.

4.27 No Other Representations or Warranties.

                   Except for the representations and warranties contained in this Article IV and in any certificates delivered by Sellers pursuant to this Agreement (in each case, as modified by the Disclosure Schedules), none of the Sellers or any other Person makes any other express or implied representation or warranty with respect to the Sellers, the Assets or the transactions contemplated hereby, and the Sellers disclaim any other representations or warranties, whether made by a Seller or any of their respective Affiliates, officers, directors, employees, agents or other Representatives. None of the Sellers makes or provides any warranty or representation, express or implied, as to the quality, merchantability, fitness for a particular purpose, or condition of the Assets or any part thereof, except as otherwise set forth in this Article IV or any certificate delivered pursuant hereto (in each case, as modified by the Disclosure Schedules), provided, however, that nothing in this Section 4.27 shall prohibit or otherwise serve as a defense against any Claims by Buyer as a result of Fraud by any Seller or any of their Representatives.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers, as of the date hereof, as follows:

5.1 Organization; Good Standing.

 Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2 Foreign Qualification; Power.

 Except as would not materially impair Buyer’s ability to perform its obligations under each Transaction Document to which Buyer is a party, Buyer is duly qualified to do business as a foreign corporation and in good standing in each jurisdiction in which the nature of the business as now conducted or the character of the property owned or leased by Buyer makes such qualification necessary. Buyer has all requisite power and authority to own its properties and assets and to carry on its business as currently conducted.

5.3 Authority; Enforceability.

 Buyer has all requisite power and authority to execute and deliver each Transaction Document to which Buyer is a party and to perform Buyer’s obligations thereunder. The execution and delivery of each Transaction Document to which Buyer is a party and the performance of Buyer’s obligations contemplated thereby have been duly and validly approved by all action necessary on behalf of Buyer. Each Transaction Document to which Buyer is a party constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Remedies Exception, assuming in each case that such Transaction Document has been duly executed and delivered by each Person, other than Buyer, party to such Transaction Document.

5.4 Absence of Conflicts.

                Neither the execution and delivery by Buyer of any Transaction Document to which Buyer is a party, nor the consummation of the transactions contemplated thereby by Buyer will violate or breach the terms of, cause a default under, conflict with, result in the loss by Buyer of any rights or benefits under, impose on Buyer any additional or greater burdens or obligations under, create in any other Person the right to accelerate, terminate, modify or cancel, require any notice or consent or give rise to any preferential purchase right, right of first refusal, right of first offer or similar right under  any applicable Legal Requirement;  the Organizational Documents of Buyer or (iii) any Contract to which Buyer is a party or by which its assets are bound.

5.5 Brokers’ Fees.

 Neither Buyer nor its Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Sellers or any of their Affiliates could become liable or obligated.

5.6 Litigation.

 There are no actions, suits or proceedings pending or, to Buyer’s Knowledge, threatened at law or in equity, or before or by any Governmental Authority or before any arbitrator of any kind, against Buyer or any of its Affiliates that affect or would affect Buyer’s performance under this Agreement or other Transaction Documents or the consummation by Buyer of the transactions contemplated hereby or thereby.

5.7 Availability of Funds.

 Buyer has (and will have on the Closing Date) the necessary and immediately available funding to fund in cash all of the amounts required to be paid by Buyer for the consummation of the transactions contemplated hereby and the other Transaction Documents to which it is a party, including the payment of the amounts payable pursuant to Article II, and the payment of all associated costs and expenses of Buyer in connection with the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party. Such funding is not subject to any delay, restriction or required consent. Buyer has not incurred any obligation, commitment, restriction or liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or liability of any kind, in any case which would impair or adversely affect such funding. Buyer acknowledges and agrees that Buyer’s performance of its obligations under this Agreement is not in any way contingent upon the availability of financing of any kind to Buyer, whether or not for, or related to, the transactions contemplated by this Agreement.

5.8 Solvency.

 At and immediately after the Closing, and after giving effect to the transactions contemplated hereby, Buyer will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured), will have adequate capital with which to engage in its business and will not have incurred and does not immediately plan to incur debts beyond its ability to pay as they become absolute and matured. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of any of Buyer or Sellers.

                5.9 No Other Representations or Warranties; Non-Reliance.

(a) Other than the representations and warranties expressly set forth in Article IV and any certificates delivered pursuant hereto (in each case, as modified by the Disclosure Schedules), Buyer acknowledges and agrees that no Person is making or has made, and specifically disclaims that it is relying upon or has relied upon, any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Sellers have specifically disclaimed and do hereby specifically disclaim any such other representations or warranties made by any Person.

(b) In connection with the investigation by Buyer of the Assets and the Sellers, Buyer or its Affiliates or Representatives has received or may receive from the Sellers certain projections, forward-looking statements and other forecasts. Buyer specifically acknowledges that there are uncertainties inherent in attempting to make such projections, forward-looking statements and other forecasts, and that except as expressly set forth in this Agreement and subject to Section 5.9(c), Buyer will have no claim against the Sellers, or any of their respective Representatives, or any other Person, with respect thereto.

(c) Nothing in this Section 5.9 shall prohibit or otherwise serve as a defense against any claims by Buyer as a result of Fraud by any of the Sellers.

ARTICLE VI

COVENANTS

6.1 Conduct of Business Prior to the Closing.

(a) From the date hereof to the earlier of the date of termination of this Agreement or the Closing Date, except as otherwise expressly provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Sellers shall (x) conduct their businesses in the Ordinary Course of Business, and (y) use commercially reasonable efforts to maintain and preserve intact their current organization and business and to preserve the rights, goodwill and relationships of their employees, customers, lenders, suppliers, and others having business relationships with the Sellers. Without limiting the foregoing, from the date hereof until the Closing Date, Sellers shall:

(i) preserve and maintain all Permits required for the conduct of the business as currently conducted or the ownership and use of the Assets as currently used by Sellers;

(ii) pay the debts, Taxes, and other obligations of the Sellers when due;

(iii) continue in full force and effect without modification all Insurance Policies except as required by applicable Legal Requirements;

(iv) perform all of their obligations to be performed from the date hereof until the Closing Date under the Assigned Contracts;

(v) maintain the Books and Records in accordance with past practice;

(vi) comply in all material respects with all Legal Requirements applicable to the conduct of their business and their ownership and use of the Assets; and

(vii) not take or permit any action that would cause any of the changes, events or conditions described in Section 4.14 to occur.

(b) From the date hereof to the earlier of the date of termination of this Agreement or the Closing Date, except as otherwise expressly required by applicable Legal Requirement, provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), or as set forth on Schedule 6.1, no Seller shall:

(i) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, consolidation, recapitalization or other reorganization;

(ii) acquire all or substantially all of the Equity Interests or assets of any Person (whether directly or indirectly, and whether by merger, acquisition of Equity Interests or assets, reorganization, recapitalization or otherwise);

(iii) other than in the Ordinary Course of Business, (A) enter into any Contract that, if in existence on the date hereof, would be a Material Contract or (B) materially amend, release, waive any rights under, assign any rights under or terminate any Material Contract; or

(iv) authorize or resolve, commit or agree, whether or not in writing, to do any of the foregoing.

(c) Notwithstanding anything to the contrary, nothing in this Section 6.1 shall prohibit or otherwise restrict any Seller from (x) declaring and paying any dividends or distributions of cash and cash equivalents of such Seller or (y) repaying any debt of such Seller.

6.2 Access to Information.

 From the date hereof to the earlier of the date of termination of this Agreement or the Closing Date, the Sellers shall  afford Buyer and its Representatives reasonable access to and the right to inspect the real property, assets, premises, Contracts and other documents and data related to the Sellers during normal business hours upon reasonable advance notice;  furnish Buyer and its Representatives with such financial, operating and other data and information related to the Sellers as Buyer or any of its Representatives may reasonably request; (c) subject to mutual agreement between the Parties with respect to an approved plan and protocols for such access, provide Buyer with reasonable access to all of Sellers’ personnel, franchisees, and systems to aid in the transition to Buyer’s systems including, without limitation, Buyer’s proprietary software; and (d) instruct the Representatives of the Sellers cooperate with Buyer in its investigation of the Sellers; provided, however, that such access, copies and inspections shall be at the requesting Party’s expense. Any investigation pursuant to this Section 6.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Sellers. Notwithstanding the foregoing provisions of this Section 6.2, the Sellers shall not be required to grant access or furnish information to Buyer or Buyer’s Representatives to the extent that (a) such information is subject to an attorney/client or attorney work product privilege or (b) such access or the furnishing of such information is prohibited by applicable Legal Requirement or an existing Contract. Notwithstanding the foregoing provisions of this Section 6.2, Buyer shall not have access to personnel records of the Sellers relating to individual performance or evaluation records, medical histories or other information that in the Sellers’ good faith opinion the disclosure of which could subject the Sellers or any of their Affiliates to risk of liability. The terms of this Agreement and all information provided pursuant to this Agreement shall remain subject in all respects to the Confidentiality Agreement.

6.3 No Solicitation of Other Bids.

 From the date hereof to the earlier of the date of termination of this Agreement or the Closing Date, Sellers shall not, and shall not authorize or permit any of their Representatives to, directly or indirectly,  encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal;  enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or  enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers shall immediately cease and cause to be terminated, and shall cause their Affiliates and Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to an Acquisition Proposal. Sellers shall promptly (and in any event within two (2) Business Days after receipt thereof by any Seller or its Affiliate or Representative) advise Buyer in writing of its receipt of any Acquisition Proposal including the material terms and conditions of such Acquisition Proposal, and the identity of the Person making the same.

6.4 Approvals and Consents.

 Promptly following the execution of this Agreement, the Parties shall use commercially reasonably efforts to obtain all consents and approvals from third parties described in Schedule 8.2(e), and in no event later than ten (10) Business Days following the date of this Agreement, the Parties shall make, or caused to be made, all filings required by Legal Requirements to be made by them in order to consummate the transactions contemplated by the Transaction Documents and the documents related thereto.

6.5 Closing Conditions; Further Assurances.

 Each Party will, at the request of any other Party, take such further actions as are requested and execute any additional documents, instruments or conveyances of any kind that may be reasonably necessary to expeditiously satisfy the closing conditions set forth in Article VIII and to further effect the transactions contemplated by this Agreement. Subject to Section 6.4 which shall govern the subject matter thereof and except as otherwise expressly set forth herein, no Party shall take any action after the date of this Agreement to materially delay the obtaining of, or result in not obtaining, any consent from any Governmental Authority necessary to be obtained prior to Closing. Notwithstanding the foregoing, Buyer acknowledges and agrees that Sellers and their Affiliates have no responsibility for any financing that Buyer may raise in connection with the transactions contemplated hereby, and no responsibility for the content of any rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents prepared by or on behalf of Buyer or any of its Affiliates, or Buyer’s financing sources, in connection with Buyer’s financing activities in connection with the transactions contemplated hereby.

6.6 Books and Records.

 Sellers acknowledge and agree that, except as otherwise provided in this Agreement, from and after the Closing, Buyer will be entitled to the originals of all books and records included in the Assets. From and after the Closing, Buyer shall, and shall cause its Affiliates to cooperate in all reasonable respects with Sellers and will make available to Sellers and their Affiliates and Representatives, during normal business hours, such books and records that relate to the period preceding the Closing Date and that a Seller determines are necessary or useful in connection with any Claim, investigation, allegation, inquiry or proceeding (including the prosecution or defense thereof) with respect to the assets, operations or activities of the Sellers or any Taxes imposed on or with respect to the foregoing preceding the Closing Date; provided, however, that the Buyer will be entitled to destroy books and records in accordance with a customary document retention policy or industry standards; but provided, further, that Buyer and its Affiliates will use commercially reasonable efforts to maintain any such books and records pertaining to the period preceding the Closing Date for at least six (6) years following the Closing Date. Notwithstanding anything in this Agreement to the contrary, Buyer and its Affiliates will not be liable to Sellers or their Affiliates for any unintentional loss of such books or records during such six (6) year period including, without limitation, because of cyber-attack, malware, other computer virus, unintentional destruction, or otherwise. From and after the Closing, Buyer shall make available to Sellers and their Affiliates and Representatives upon reasonable advance notice, (i) personnel of the Buyer to assist Sellers and their Affiliates and Representatives in locating and obtaining records and files maintained by the Buyer, (ii) any of the personnel of the Buyer whose assistance or participation is reasonably required by Sellers or their Affiliates or Representatives in anticipation of, or preparation for, any existing or future third party actions (including Third Party Claims), Tax or other matters in which either the Sellers or any of their past, present or future Affiliates or Representatives is involved and which relate to the Sellers or the Assets.

6.7 Publicity.

  For a period of six (6) months following the Closing, except as required by a court of competent jurisdiction or applicable Legal Requirements, including applicable securities Legal Requirements, and except for disclosures  required to be made in the financial statements of a Party or any of its Affiliates, or  in publicly filed documents necessary to effect the transactions contemplated by this Agreement and the other Transaction Documents, none of the Buyer or any of their Affiliates on the one hand, or Sellers or any of their Affiliates on the other hand, will, without the prior consent of the other Party (which will not be unreasonably withheld or delayed), make any statement or any public announcement or press release with respect to the transactions contemplated by this Agreement. Notwithstanding anything in this provision to the contrary, the Parties will cooperate to prepare an appropriate press release to be issued upon execution of this Agreement. Thereafter, the Parties will cooperate to prepare an appropriate press release to be issued upon Closing. Nothing in this Agreement shall be construed to prevent Buyer from preparing and publicly filing all reports, schedules, documents and other filings it determines in its sole and absolute discretion to be necessary or advisable to comply with the securities Legal Requirements.

6.8 Supplement to Disclosure Schedules.

                  From the date hereof until three (3) Business Days prior to the Closing, Sellers shall have the right to supplement or amend the Disclosure Schedules hereto, in writing, delivered to Buyer at the address and in the manner set forth in Section 11.2, with respect to any matter first arising after the date hereof, which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules (each a “Schedule Supplement”), provided, however, that no such Schedule Supplement shall be deemed to have altered the Assets, Excluded Assets, Assumed Liabilities, or Excluded Liabilities unless expressly agreed to in writing by Buyer prior to Closing. No disclosure in any such Schedule Supplement shall be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 8.2 have been satisfied; provided that, notwithstanding Buyer’s right to terminate this Agreement in accordance with Article X, if Buyer elects to proceed to Closing, the accuracy of the representations and warranties will be assessed as of the date of this Agreement and as of the Closing with reference to any Schedule Supplement as though such Schedule Supplement had been included in the Disclosure Schedules originally delivered on the date hereof.

6.9 Employee Matters.

(a) Buyer agrees that it will offer employment to all employees of the Sellers set forth on Schedule 6.9 at the Closing (any such employees of Sellers who are so offered employment with Buyer and accept such offer are referred to herein as “Transferred Employees”). The failure of any one or more employees of Sellers to accept employment with Buyer shall not be deemed to be either (i) a breach of this Agreement by any Seller or (ii) result in a Material Adverse Effect. The Transferred Employees shall receive credit for all periods of employment and/or service with the Sellers prior to the Effective Time for purposes of eligibility, vesting and benefit accrual with respect to the Buyer’s or its Affiliates’ (as applicable) employee benefit plans. Notwithstanding the foregoing, nothing in this Agreement, either expressed or implied, shall confer upon any Transferred Employee (or Transferred Temporary Employee) any rights or remedies, including any right to continued employment for any specified period after the Closing or of any nature or kind whatsoever, under or by reason of this Agreement or the transactions contemplated hereby. In addition, Buyer will allow each temporary employee of Sellers to apply for employment with Buyer (each such employee who accepts employment with Buyer, a “Transferred Temporary Employee”).

(b) After the Closing, Buyer is and shall remain liable for, and Buyer shall be responsible for and shall promptly discharge (or cause to be discharged), all Liabilities, duties, and Claims, to or by the Transferred Employees only, relating to continuation health coverage pursuant to Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA, and Buyer shall file any and all annual reports, filings, or notices that may be required to be filed with Governmental Entities or provided to participants and beneficiaries after the Closing with respect solely to the Transferred Employees.

(c) The Parties shall use commercially reasonable efforts to cause ACE and the WC Custodian to release its Lien on the WC Collateral and to release the WC Collateral to the Sellers’ Representative, on behalf of Sellers, at Closing. Without limiting the foregoing, Buyer shall agree to cause its Affiliate Hire Quest, LLC to provide to ACE and the WC Custodian a letter of credit or other sufficient collateral as is required by ACE and the WC Custodian to replace the WC Collateral and to cause ACE and the WC Custodian to release such WC Collateral to Sellers’ Representative (on behalf of Sellers). The Parties shall cause any refund or remittance for early cancellation or termination of the Sellers’ workers’ compensation plan for the current year to be paid to Sellers’ Representative (for the benefit of the Sellers). For the avoidance of doubt, such refund or remittance shall not be part of the WC Collateral.

6.10  Notice of Certain Events.

                              (a) From the date hereof until the Closing, Sellers shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (B) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.1 or Section 8.2 to be satisfied;

(ii) any notice or other communication from any Person other than those Persons identified on Schedule 4.4(a) or Schedule 4.4(b) alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the Transaction Documents;

(iii) any material notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or the Transaction Documents; and

(iv) any Claims commenced or, to Sellers’ Knowledge, threatened against, relating to or involving or otherwise affecting Sellers’ business, the Assets, or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant on Schedule 4.17 or that relates to the consummation of the transactions contemplated by this Agreement.

                              (b) Buyer's receipt of information pursuant to this Section 6.10 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any Seller in this Agreement, the Transaction Documents, or any certificate delivered pursuant to this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.

6.11 Receivables.
                   From and after the Closing, if Sellers or any of their Affiliates receive or collect any funds that are included as part of the Assets, Sellers shall remit such funds to Buyer within five (5) Business Days after receipt thereof. From and after the Closing, if Buyer or its Affiliates receive or collect any funds that are excluded as part of the Excluded Assets, Buyer shall remit any such funds to Sellers within five (5) Business Days after its receipt thereof.

6.12 Transition Services.

                For a period of ninety (90) days following Closing, Sellers agree to cooperate and assist Buyer as reasonably requested by Buyer with the transition of the Assets and the Assumed Liabilities to Buyer. Any out-of-pocket expenses incurred by Sellers and payable to third parties for such cooperation and assistance shall be promptly paid by Buyer, provided, however that Seller shall consult Buyer prior to incurring expenses to any third party in excess of $5,000. In addition, the Parties shall cooperate and work together in good faith if and as requested by Sellers or Sellers’ Representative to terminate and wind-down the Excluded Contracts entered into by Sellers in the Ordinary Course of Business prior to Closing.

6.13  UPS Transition.

                Buyer and Sellers shall use their respective commercially reasonable efforts during the period between the date of this Agreement and Closing to enter into a transitional services agreement under the terms of which Buyer and Sellers will cooperatively service the UPS account during the period from Closing until the arrangement to service such account can be terminated in an orderly fashion in a manner that is cost neutral to Sellers and does not require Sellers to provide any funding of payroll and benefits to the employees assigned to such account.

ARTICLE VII

TAX MATTERS

7.1 Purchase Price Allocation.

 Within forty-five (45) days following the determination of the final Purchase Price pursuant to Section 3.2, Buyer shall provide the Sellers’ Representative with an allocation of the Purchase Price among the Assets prepared in accordance with Treasury Regulations Section 1.1060-1 and IRS Form 8594 (the “Purchase Price Allocation”). The Sellers’ Representative shall notify the Buyer within thirty (30) days after the receipt of the Purchase Price Allocation if the Sellers’ Representative considers the Purchase Price Allocation to be inconsistent with Treasury Regulations Section 1.1060-1 (and any similar provisions of state, local or foreign law, as appropriate), and the Parties shall use good faith efforts to resolve any such inconsistencies. To the extent the Buyer and the Sellers’ Representative reach mutual and final agreement upon the Purchase Price Allocation, then the Parties and their respective Affiliates shall file, or cause to be filed, all Tax Returns consistent with the Purchase Price Allocation, and no such Person shall take any income Tax position inconsistent with such Purchase Price Allocation; provided, however, that if the Buyer and the Sellers’ Representative do not reach mutual and final agreement upon the Purchase Price Allocation, neither the Buyer nor the Sellers’ Representative nor any of their respective Affiliates shall be bound by the Purchase Price Allocation and each such Person may file all Tax Returns in accordance with its own allocation; provided further, however, that nothing contained herein shall prevent any Person from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Purchase Price Allocation, and no Person shall be required to litigate any proposed deficiency or adjustment by any Governmental Authority challenging such Purchase Price Allocation.

7.2 Cooperation.

                The Parties will reasonably cooperate with each other to provide each other with such assistance as may be reasonably requested by them in connection with the preparation of any Tax Returns, including any Tax audit or other examination in connection with an administrative or judicial proceeding involving a Taxing authority relating to Taxes.

7.3 Transfer Taxes.

                Any real property transfer or gains tax, stamp tax, stock transfer tax, bulk sales or other similar Tax imposed on any of the Parties as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes, will be paid by Sellers. Buyer and Sellers hereby agree to cooperate with each other to file all necessary Tax Returns and other documentation with respect to Transfer Taxes.

7.4 Proration.

All real property Taxes, personal property Taxes, or ad valorem obligations and similar recurring Taxes and fees on the Assets for any taxable period beginning before, and ending after, the Closing Date, shall be prorated between Buyer, on the one hand, and the Sellers, on the other hand, as of the Closing Date based on the number of days in the taxable period up to and including the Closing Date and the number of days in the taxable period after the Closing Date, respectively, relative to the total number of days in such taxable period. With respect to Taxes described in this Section 7.4, Buyer shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes. Buyer shall provide the Sellers’ Representative with copies of all Tax Returns relating to any taxable period for which Sellers are responsible for the payment of Taxes in accordance with this Section 7.4 as soon as practicable after the preparation, but prior to the filing, thereof, for the Sellers’ Representative’s review and comment.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1 Conditions to Obligations of All Parties.

 The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following conditions:

(a) Governmental Restraints. No order, decree, judgment, injunction or other legal restraint or prohibition of any Governmental Authority shall be in effect, and no Legal Requirement shall have been enacted or adopted that enjoins, prohibits or makes illegal the consummation of the transactions contemplated by the Transaction Documents and no Claim by any Governmental Authority with respect to the transactions contemplated by the Transaction Documents shall be pending that seeks to restrain, enjoin, prohibit or delay the transactions contemplated thereby.

(b) Bankruptcy Court Approval. The United States Bankruptcy Court for the District of Delaware shall have entered an order approving the sale of the Assets and the transactions contemplated by this Agreement, said order to include, among others, the following findings of fact and conclusions of law: (i) the Purchase Price and assumption of the Assumed Liabilities are fair and reasonable and constitute a transfer for reasonably equivalent value and fair consideration under the Bankruptcy Code; (ii) effective on Closing, the sale of the Assets shall constitute a legal, valid, and effective transfer of the Assets and shall vest Buyer with all right, title, and interest in and to the Assets free and clear of all liens, claims, encumbrances, and interests of any kind held by the parties to the Bankruptcy Order; (iii) Buyer is granted and is entitled to all of the protections provided to a good faith buyer under section 363(m) of the Bankruptcy Code; and (iv) Buyer is not a successor-in-interest to Sellers.

8.2 Conditions to Obligations of Buyer.

The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Sellers contained in this Agreement and any certificate delivered pursuant hereto shall be true and correct in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) or in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). Notwithstanding the foregoing, the Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at an as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Sellers shall have duly performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

(c) Since the date of this Agreement, there shall have been no Material Adverse Effect.

(d) The Sellers shall have delivered or cause to be delivered to Buyer the following documents:

(i) A certificate of an authorized officer of the Sellers certifying the satisfaction of the conditions set forth in Section 8.2(a), Section 8.2(b), and Section 8.2(c) as to the Sellers.

(ii) A certificate of the Secretary of the Sellers, certifying and setting forth (A) the names, signatures and positions of the Persons authorized to execute this Agreement and any other Transaction Documents to which the Sellers are a party on behalf of the Sellers, and (B) a copy of the resolutions adopted by the board of managers or board of directors of the Sellers authorizing the execution, delivery and performance of this Agreement and any other Transaction Documents to which the Sellers are a party.

(iii)   The Bill of Sale and Assignment, duly executed by the Sellers.

(iv)  The Escrow Agreement, duly executed by Sellers’ Representative and the Escrow Agent.

(v) The Trademark Assignment Agreement duly executed by the Sellers.

(vi) Releases of all Liens, other than Permitted Liens, on the Assets.

(vii) Such other customary instruments of transfer, assumption, filings, or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(viii) an agreement between Snelling Staffing, Hire Quest, LLC (an Affiliate of Buyer) and ACE with respect to the transactions contemplated in Section 6.9(c) (including the release of the WC Collateral at Closing as contemplated by Section 6.9(c)) in form and substance reasonably satisfactory to Buyer and Snelling Staffing, duly executed by Snelling Staffing (the “WC Transition Agreement”);

(e) Each of the consents and approvals identified on Schedule 8.2(e) shall have been obtained and be in full force and effect.

8.3 Conditions to Obligations of Sellers.

 The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ Representative’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in this Agreement and any certificate delivered pursuant hereto shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be so true and correct has not had, and would not, individually or in the aggregate, be reasonably expected to materially adversely affect the ability of Buyer to timely consummate the transactions contemplated by this Agreement.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Buyer shall have delivered to Sellers’ Representative the following documents:

(i) A certificate of an authorized officer of Buyer certifying the satisfaction of the conditions set forth in Section 8.3(a) and Section 8.3(b).

(ii) A certificate of the Secretary of Buyer, certifying and setting forth (A) the names, signatures and positions of the Persons authorized to execute this Agreement and any other Transaction Documents to which Buyer is a party on behalf of Buyer and (B) a copy of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and any other Transaction Documents to which Buyer is a party.

(iii) The Escrow Agreement, duly executed by Buyer and the Escrow Agent.

(iv) The Bill of Sale and Assignment, duly executed by the Buyer.

(v) The Trademark Assignment Agreement, duly executed by the Buyer.

(vi)  The WC Transition Agreement, duly executed by Hire Quest, LLC.

                                                            (d) Each of the consents and approvals identified on Schedule 8.3(d) shall have been obtained and be in full force and effect.

                (e)     Buyer shall have made the payments required by Article II.

 ARTICLE IX

SURVIVAL; INDEMNIFICATION

9.1 Survival; Exclusive Remedy.

(a) Survival of Representations and Warranties of Sellers. Subject to Section 9.1(e), the representations and warranties set forth in Article IV and any certificate delivered pursuant hereto by any Seller shall survive the Closing for a period of eighteen (18) months following the Closing Date, and shall thereafter be of no further force or effect; provided that the Fundamental Representations and all representations which constitute Fraud shall survive the Closing for the full period of all applicable statutes of limitations plus 60 days, and shall thereafter be of no further force or effect.

(b) Survival of Representations and Warranties of Buyer. Subject to Section 9.1(e), all representations and warranties contained in Article V of this Agreement and any certificate delivered by Buyer pursuant to this Agreement shall survive the Closing Date until the 18-month anniversary of the Closing Date, and shall thereafter be of no further force or effect; provided that all representations which constitute Fraud shall survive the Closing for the full period of all applicable statutes of limitations plus 60 days, and shall thereafter be of no further force or effect.

(c) Survival of Covenants of the Parties. Subject to Section 9.1(e), the respective covenants and obligations of the Parties made in this Agreement shall survive the Closing Date or the Termination Date (if such covenants expressly survive the Termination Date), as the case may be, in accordance with their respective terms, or if no term is specified, then until the date that is the third (3rd) anniversary of the Closing Date or for the period explicitly specified therein, whichever is earlier.

(d) Survival of other claims. Notwithstanding anything to the contrary in this Section 9.1, any claims for indemnification made pursuant to Section 9.2(c), Section 9.2(d), Section 9.2(e), or Section 9.3(c), shall survive the Closing for the full period of all applicable statutes of limitations plus 60 days, and shall thereafter be of no further force or effect.

(e) Preservation. Notwithstanding anything to the contrary in this Section 9.1, (i) any claims for indemnification pursuant to Section 9.2 or Section 9.3 asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period specified in this Section 9.1 shall not thereafter be barred and such claims shall survive until finally resolved (ii) any claims not timely asserted prior to the expiration date of the applicable survival period shall, with respect to such claim, be irrevocably and unconditionally released and waived by such Party.

(f) Exclusive Remedy. Subject to Section 9.1(a), and except with respect to claims arising from Fraud or as set forth in Article VII (Tax Matters), Article X (Termination) or Section 11.9 (Specific Performance), this Article IX sets forth the sole and exclusive remedies of the Parties for any and all breaches or alleged breaches of, and any and all inaccuracies or alleged inaccuracies in, any representation, warranty, covenant, agreement or other provision of this Agreement or any certificate delivered pursuant hereto.

9.2 Indemnification by Sellers.

               From and after the Closing and for the time periods and subject to the limitations and conditions set forth in this Article IX, each Seller and their Affiliates, jointly and severally, agrees to indemnify and hold harmless and defend the Buyer, its Affiliates, and Representatives, all of their successors and permitted assigns, and all of their officers, directors, managers, members, shareholders, employees and Representatives (individually, a “Buyer Indemnified Party” and, collectively, the “Buyer Indemnified Parties”) from and against all Damages that are sustained or incurred by any of the Buyer Indemnified Parties arising out of or resulting from any of the following:

(a) any breach of, or any inaccuracy in, any representation or warranty made by the Sellers in this Agreement or any certificate delivered by the Sellers pursuant hereto;

(b) any breach or default in performance by the Sellers of any of their covenants, agreements, or obligations contained in this Agreement or any certificate delivered by the Sellers pursuant to this Agreement;

(c) any Excluded Assets or Excluded Liabilities;

(d) any Liabilities (including without limitation, Liabilities for Taxes), but excluding Assumed Liabilities, of any Seller or any Seller’s Affiliate which (i) are not included in the calculation of Net Working Capital and (ii) arise out of or are related to the operation of the business of Sellers or their Affiliates for a period or portions thereof ending prior to the Effective Time; and

(e) any Claims set forth on Schedule 9.2(e) (the “Additional Covered Claims”).

9.3 Indemnification by the Buyer.

          From and after the Closing and for the time periods and subject to the limitations and conditions set forth in this Article IX, Buyer agrees to indemnify and hold harmless and defend Sellers, their Affiliates and their respective successors and permitted assigns, and their respective officers, directors, managers, members, shareholders, employees and Representatives (individually, a “Seller Indemnified Party” and, collectively, the “Seller Indemnified Parties”) from and against any and all Damages that are sustained or incurred by any of the Seller Indemnified Parties arising out of or resulting from any of the following:

(a) any breach of, or any inaccuracy in, any representation or warranty made by the Buyer in this Agreement or any certificate delivered by Buyer pursuant hereto;

(b) any breach or default in performance by the Buyer of any of their respective covenants, agreements, or obligations contained in this Agreement or any certificate delivered by the Buyer pursuant to this Agreement; and

(c) any Assumed Liability.

9.4 Claims Procedure.

             Except with respect to Third Party Claims covered by Section 9.5, any Buyer Indemnified Party or Seller Indemnified Party who wishes to make a claim for indemnification for Damages pursuant to this Article IX (an “Indemnified Party”) shall give written notice to Sellers or the Buyer, respectively (“Indemnifying Party”) promptly, and in any event no later than thirty (30) days after it first acquires knowledge of the fact, event or circumstance giving rise to the claim for indemnification for Damages, but the failure of any Indemnified Party to give notice as provided in this Section 9.4 shall not relieve the Indemnifying Party of its obligations under this Article IX, except to the extent that such Indemnifying Party is prejudiced by such failure to give notice. Promptly after written notice of a claim has been provided as set forth above (and in no event later than thirty (30) days after the Indemnified Party first acquires knowledge of the fact, event or circumstance giving rise to a claim for Damages), the Indemnified Party shall supply the Indemnifying Party with such information and documents as it has in its possession regarding such claim, together with all pertinent information in its possession regarding the amount of Damages that it asserts it has sustained or incurred, and will permit the Indemnifying Party to inspect such other records and books in the possession of the Indemnified Party and relating to the claim and asserted Damages as the Indemnifying Party shall reasonably request. The Indemnifying Party shall have a period of thirty (30) days after receipt by the Indemnifying Party of such notice and all such evidence to either (i) agree to the payment of Damages to the Indemnified Party or (ii) contest the payment of the Damages. If the Indemnifying Party does not agree to or contests the payment of Damages within such 30-day period, then the Indemnifying Party shall be deemed not to have accepted the Damages. If the Indemnifying Party agrees in writing to the payment of Damages within such 30-day period, then it shall, within ten (10) Business Days after such agreement, pay to the Indemnified Party the amount of Damages payable pursuant to, and subject to the limitations set forth in, this Article IX.

9.5 Third Party Claims.

(a) If any Claim is instituted by a third party, including without limitation, any Governmental Authority, against an Indemnified Party (each, a “Third Party Claim”) with respect to which an Indemnified Party intends to claim indemnification for any Damages under this Article IX then such Indemnified Party shall give written notice to the Indemnifying Party promptly, and in any event no later than thirty (30) days after such Indemnified Party first has knowledge of a Third Party Claim and shall not make any admissions or acceptances of liability, but the failure of any Indemnified Party to give notice as provided in this Section 9.5(a) shall not relieve the Indemnifying Party of its obligations under this Article IX, except to the extent that such Indemnifying Party is prejudiced by such failure to give notice. The Indemnified Party shall supply the Indemnifying Party and, at such Indemnifying Party’s election, its Representatives or assigns, with such information and documents as it has in its possession regarding such Third Party Claim, together with all pertinent information in its possession regarding the amount of Damages that it asserts it has sustained or incurred, and will permit the Indemnifying Party (as well as such Indemnifying Party’s Representatives and assigns) to inspect such other records and books in the possession of the Indemnified Party and relating to the Third Party Claim and asserted Damages as the Indemnifying Party shall reasonably request.

(b) The Indemnifying Party shall have the right to conduct and control, at its own expense, through counsel of its choosing, the defense of a Third Party Claim so long as the Indemnifying Party notifies the Indemnified Party of such election within thirty (30) days of its receipt of the initial notice of the Third Party Claim pursuant to Section 9.5(a); provided however, that the Indemnified Party may participate in the defense of any Third Party Claim assumed by the Indemnifying Party at its own expense, with counsel of its choosing, in the defense of such Third Party Claim although such Third Party Claim shall be controlled by the Indemnifying Party.

(c) The Indemnified Party and the Indemnifying Party shall in any case reasonably cooperate with each other in regard to all matters relating to the Third Party Claim, including corrective actions required by applicable Legal Requirements, assertion of defenses, the determination, mitigation, negotiation and settlement of all amounts, costs, actions, penalties, damages and the like related thereto, and, if necessary, providing the party controlling the defense of the Third Party Claim and its counsel with any powers of attorney or other documents required to permit the party controlling the defense of the Third Party Claim and its counsel to act on behalf of the other Party.

(d) Neither the Indemnified Party nor the Indemnifying Party shall settle any Third Party Claim without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that if such settlement involves the payment of money only and the release of the Third Party Claim and the Indemnified Party is completely indemnified therefor and nonetheless refuses to consent to such settlement, then the Indemnifying Party shall be obligated for such Third Party Claim only with respect to the payment of the amount of such proposed settlement payment and the Indemnified Party shall be liable for and indemnify the Indemnifying Party against any and all Damages incurred in respect of such Third Party Claim in excess of such proposed settlement payment. Any compromise or settlement of the Third Party Claim under this Section 9.5 shall include as an unconditional and irrevocable term thereof the giving by the claimant in question to the Indemnifying Party and the Indemnified Party a full and final release of all liabilities in respect of such claims.

9.6 Payments.

                Once Damages are agreed to in writing by the Indemnifying Party or finally adjudicated to be payable, the Indemnifying Party shall satisfy its obligations within fifteen (15) days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) day period, any amount payable shall accrue interest from and including the date of the written agreement of the Indemnifying Party or final non-appealable adjudication to and including the date such payment has been made at a rate per annum of 6%. Any Damages payable to a Buyer Indemnified Party pursuant to this Article IX shall be satisfied: (i) from the Indemnity Escrow Account; and (ii) to the extent the amount of Damages exceeds the amounts available to the Buyer Indemnified Party in the Indemnity Escrow Account, from Sellers, jointly and severally.

9.7 Limitations on Indemnification; Recovery.

(a) The Buyer Indemnified Parties may not assert any claim pursuant to Section 9.2(a) unless and until the aggregate amount of all Damages resulting from all claims pursuant to Section 9.2(a) exceeds $50,000 (the “Deductible”), and thereafter Sellers shall be liable in respect of claims pursuant to Section 9.2(a) for only those Damages in excess of the Deductible (and subject to all other applicable requirements and limitations contained herein). Notwithstanding the foregoing, the limitations set forth in this Section 9.7(a) shall not apply to Fraud or any breach of a Fundamental Representation.

(b) The maximum aggregate amount required to be indemnified or otherwise paid by Sellers collectively pursuant to Section 9.2(a) (other than with respect to breach of a Fundamental Representation) (whether paid, recovered or satisfied from the Indemnity Escrow Account, directly by Sellers, or by any combination of the foregoing), when combined with any amounts required to be indemnified or otherwise paid by Sellers pursuant to Section 9.2(a) (other than with respect to breach of a Fundamental Representation) shall not exceed $2,595,000. The maximum aggregate amount required to be indemnified or otherwise paid by Sellers collectively pursuant to Section 9.2(a) (including with respect to breach of a Fundamental Representation) (whether paid, recovered or satisfied from the Indemnity Escrow Account, directly by Sellers, or by any combination of the foregoing), when combined with any amounts required to be indemnified or otherwise paid by Sellers pursuant to Section 9.2(a) shall not exceed $8,500,000. Notwithstanding the foregoing, the limitations set forth in this Section 9.6(b) shall not apply to Fraud.

(c) The Party seeking indemnification under this Article IX shall (x) use commercially reasonable efforts to mitigate any Damages which form the basis of an indemnification claim hereunder and (y) use commercially reasonable efforts to seek recovery from available insurance policies or other third party indemnitors in respect of the Damages which form the basis of an indemnification claim hereunder, and any such recovery actually received by the Indemnified Party shall be offset against Damages payable by the Indemnifying Party. Any actual recovery of Damages (or portion of Damages) by an Indemnified Party from a third party after payment of the Damages by an Indemnifying Party to the Indemnified Party shall be repaid promptly by the Indemnified Party to the Indemnifying Party.

(d) Notwithstanding anything herein to the contrary, Buyer Indemnified Parties must first seek recourse against, and fully exhaust, the Indemnity Escrow Account for any Damages pursuant to Section 9.2 prior to recovering any Damages directly against any Seller.

(e) For purposes of this Article IX, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect, or other similar qualification contained in or otherwise applicable to such representation or warranty.

9.8 Effect of Investigation.

                The representations, warranties, and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 8.1 or Section 8.2 as the case may be.

9.9 Release of Indemnity Escrow Account.

 On the Interim Indemnity Escrow Release Date, Buyer and Sellers’ Representative shall jointly instruct the Escrow Agent to disburse to the Sellers’ Representative (for further distribution to the Sellers in accordance with the provisions of Schedule I hereto) from the Indemnity Escrow Account the Interim Indemnity Escrow Release Amount by wire transfer of immediately available funds in accordance with the wire transfer instructions designated in writing by Sellers’ Representative. On the Final Indemnity Escrow Release Date, Buyer and Sellers’ Representative shall jointly instruct the Escrow Agent to disburse to the Sellers’ Representative (for further distribution to the Sellers in accordance with the provisions of Schedule I hereto) from the Indemnity Escrow Account the Final Indemnity Escrow Amount by wire transfer of immediately available funds in accordance with the wire transfer instructions designated in writing by Sellers’ Representative.

9.10 Final Adjustments.

 Notwithstanding anything herein to the contrary, no Buyer Indemnified Party shall have any right to indemnification under Article IX with respect to Damages to the extent the matter forming the basis for such Damages was included in Transaction Costs paid at or in connection with Closing or included in the determination of Net Working Capital at Closing, as further adjusted pursuant to Section 3.1, or Section 3.2.

ARTICLE X

TERMINATION

10.1 Termination.

      This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Sellers’ Representative and Buyer;

                                                           (b) by Buyer by written notice to Sellers’ Representative if:

(i) Buyer is not then in material breach of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by Sellers within thirty (30) days of Sellers’ Representative’s receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 8.1 or Section 8.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by March 31, 2021 (the “Termination Date”), unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

                                                            (c) by Sellers’ Representative by written notice to Buyer if:

(i)  Sellers are not then in material breach of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by Buyer within thirty (30) days of Buyer’s receipt of written notice of such breach from Sellers’ Representative; or

(ii)   any of the conditions set forth in Section 8.1 or Section 8.3 shall not have been fulfilled by the Termination Date, unless such failure shall be due to the failure of Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

                                                             (d) by Buyer or Sellers’ Representative upon written notice to the other party in the event that  there shall be any Legal Requirement that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or  any Governmental Authority shall have issued an order restraining or enjoining the transactions contemplated by this Agreement, and such order shall have become final and non-appealable.

10.2 Effect of Termination.

 In the event of the termination of this Agreement in accordance with this Article X, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except  Section 6.7 (Publicity), this Article X, and Article XI,  that nothing herein shall relieve any Party from liability for any willful breach of any provision hereof occurring prior to the termination of this Agreement, and that no termination of this Agreement shall affect the obligations of the Parties (and any other Person subject thereto) under the Confidentiality Agreement, all of which shall survive termination of this Agreement in accordance with the terms thereof.

10.3 Return of Documentation.

 Following termination of this Agreement, Buyer shall return to the Sellers all agreements, documents, contracts, instruments, books, records, materials and all other information regarding the Sellers or their Affiliates provided to Buyer or any Representatives of Buyer or its Affiliates in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

ARTICLE XI

MISCELLANEOUS

11.1 Assignment.

 This Agreement and the rights under this Agreement may not be assigned by any Party hereto without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

11.2 Notices.

 Unless otherwise provided in this Agreement, any notice, request, consent, instruction or other document to be given under this Agreement by any Party to another Party will be in writing and delivered personally, by reputable overnight delivery service or other courier or by certified mail, postage prepaid, return receipt requested, and will be deemed given  when received if delivered personally or by overnight delivery service or other courier or  on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested, as follows:

If to Sellers’ Representative or Sellers, addressed to:

Snelling Holdings, LLC
c/o FTI Consulting, Inc.
3 Times Square
New York, NY 10036
Attention: Michael Katzenstein
Email: mike.katzenstein@fticonsulting.com

With copy to (which shall not constitute notice):

Bradley Arant Boult Cummings LLP
Roundabout Plaza
1600 Division Street, Suite 700
Nashville, TN 37203
Email: jhardcastle@bradley.com
mthomason@bradley.com
Attention: Jay Hardcastle, Esq. and Michael A. Thomason, Jr., Esq.

If to Buyer, addressed to:

HQ Snelling Corporation
111 Springhall Drive
Goose Creek, SC 29445
Email: jdmcannar@hirequest.com
Attention: John D. McAnnar, Esq.

or to such other place and with such other copies as either Seller or Buyer may designate by written notice to the others in accordance with this Section 11.2.

11.3 Choice of Law; Jurisdiction; Venue: Jury Waiver.

 The Parties stipulate that this Agreement has been entered into in the State of Texas. This Agreement will be construed and interpreted and the rights of the Parties governed by the internal laws of the State of Texas, without regard to any conflict of law or choice of law principles that would apply the substantive law of another jurisdiction. THE PARTIES CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE STATE AND FEDERAL COURTS LOCATED IN DALLAS COUNTY, TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.  ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY SHALL BE EXCLUSIVELY LITIGATED IN THE STATE OR FEDERAL COURTS LOCATED IN DALLAS COUNTY, TEXAS. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT HE, SHE OR IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

11.4 Waiver of Compliance; Consents.

 Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the Person or Persons entitled to the benefits thereof only by a written instrument signed by the Person or Persons granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure, whether of a similar or different character, and whether occurring before or after the waiver.

11.5 Expenses.

                Except as expressly provided in this Agreement, all costs and expenses incurred by the Parties hereto including, without limitation, the Transaction Costs, and other fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement, the Transaction Documents, and the transactions contemplated hereunder and thereunder, shall be borne solely and entirely by the Party that has incurred such expenses, whether or not the Closing shall have occurred. In the event of any litigation brought to enforce or interpret this Agreement, the Party who prevails will be entitled to recover its attorneys’ fees and costs, including those incurred at trial, in any bankruptcy or other proceeding, on appeal, and in enforcing any judgment, as determined by the court.

11.6 Invalidity.

                In the event that any one or more of the provisions set forth in this Agreement are, for any reason, held to be invalid, illegal or unenforceable in any jurisdiction in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby and pursuant to the Transaction Documents be consummated as originally contemplated to the greatest extent possible.

11.7 Third-Party Beneficiaries.

  Except as expressly provided in this Agreement, this Agreement is solely for the benefit of the Parties and their successors and assigns permitted hereunder, and no provisions of this Agreement will be deemed to confer upon any other Person any remedy, claim, liability, reimbursement, cause of action or other right.

11.8 No Presumption Against Any Party.

   Neither this Agreement nor any uncertainty or ambiguity herein will be construed or resolved against any Party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the Parties and their respective counsel and will be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all Parties.

11.9 Specific Performance.

   Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

11.10 Counterparts.

 This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

11.11 Entire Agreement; Amendments.

 This Agreement, together with all Exhibits, Annexes and Schedules hereto, the other Transaction Documents and the Confidentiality Agreement, constitute the entire agreement of the Parties with regard to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, whether oral or written, of the Parties. In the event of any inconsistency between the statements in the body of this Agreement and those in the Transaction Documents, the Confidentiality Agreement, or the Exhibits, Annexes and Schedules hereto (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control. No amendment, supplement or modification of this Agreement will be binding unless executed in writing by all Parties.

11.12 Disclosure Schedules.

 The inclusion of any information in the Disclosure Schedules shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Disclosure Schedules, that such information is required to be listed in the Disclosure Schedules or that such items are material to the Sellers. The headings, if any, of the individual sections of the Disclosure Schedules are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Disclosure Schedules are arranged in sections corresponding to those contained in Article IV merely for convenience, and the disclosure of an item in one section of the Disclosure Schedules as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent on the face of such item, notwithstanding the presence or absence of an appropriate section of the Disclosure Schedules with respect to such other representations or warranties or the presence or absence of a reference thereto in either the Disclosure Schedules or in the particular representation or warranty. The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Disclosure Schedules is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the Parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement (other than with respect to any representation, warranty or provision of this Agreement in which such specification occurs).

11.13 Conflicts and Privilege

                 The Parties hereby agree that, in the event a dispute arises after the Closing between Buyer or any Seller, Sellers’ Representative or any of their Affiliates, Bradley may represent such Seller, Sellers’ Representative or any of their Affiliates in such dispute even though the interests of such Seller, Sellers’ Representative or any of their Affiliates may be directly adverse to the Buyer or its Affiliates, and even though Bradley may have represented Buyer or its Affiliate in a matter substantially related to such dispute, or may be handling ongoing matters for the Buyer or its Affiliate. Buyer further agrees, on behalf of itself and its Affiliates, that, as to all communications between Bradley and any Seller or Sellers’ Representative that relate in any way to the transactions contemplated by this Agreement, the attorney-client, work product, business strategy or similar protection or privilege and the expectation of client confidence belongs to Sellers’ Representative and may be controlled by Sellers’ Representative, and shall not transfer, pass to or be claimed or controlled by Buyer or its Affiliates notwithstanding the transfer of Assets hereunder; provided that Seller shall not waive such attorney-client privilege other than to the extent it deems appropriate in connection with the enforcement or defense of their respective rights or obligations existing under this Agreement and the other Transaction Documents. Notwithstanding the foregoing, in the event a dispute arises between Buyer or its Affiliate and a Person other than any Seller, Sellers’ Representative or any of their Affiliates after the Closing, Buyer may assert the attorney-client privilege to prevent disclosure of confidential communications by Bradley to such Person; provided, however, that Buyer or its Affiliates may not waive such privilege without the prior written consent of Sellers’ Representative.

11.14 Sellers’ Representative.

(a) Appointment; Acceptance. Each of the Sellers shall be deemed to have agreed to irrevocably constitute and appoint Snelling Holdings, LLC, a Delaware limited liability company, acting as hereinafter provided, as the Sellers’ Representative, and appoint the Sellers’ Representative as their exclusive attorney-in-fact and agent in their name, place, and stead in connection with the transactions and agreements contemplated by this Agreement and the Transaction Documents and acknowledge that such appointment and the powers, immunities and rights to indemnification granted to the Sellers’ Representative hereunder are coupled with an interest and are intended to be durable and to survive the disability or mental incapacity of each Seller and survive the death, incompetence, bankruptcy, dissolution or liquidation of the respective Seller and shall be binding on any successor, assign, heir, or personal representative thereto. By executing and delivering this Agreement under the heading “Sellers’ Representative,” Snelling Holdings, LLC, a Delaware limited liability company, hereby: (i) accepts its appointment and authorization to act as the Sellers’ Representative as attorney-in-fact and agent on behalf of the Sellers in accordance with the terms of this Agreement, and (b) agrees to perform the obligations required of the Sellers’ Representative under this Agreement and any other agreements, documents, certificates, and instruments delivered to the Buyer in connection with the transactions contemplated by this Agreement.

(b) Authority. Each Seller fully and completely, without restriction: authorizes the Sellers’ Representative (i) to prepare, finalize, approve, and authorize all exhibits, schedules and other attachments to this Agreement and all other agreements and other documents to be delivered by the Sellers or the Sellers’ Representative pursuant to this Agreement (the “Seller Delivered Agreements”) and such approval and authorization may be conclusively evidenced, and relied on by Buyer, by the execution or delivery thereof by the Sellers’ Representative, (ii) to execute and deliver, and to accept delivery of, on their behalf, notices under the Seller Delivered Agreements and such amendments as may be deemed by the Sellers’ Representative in its sole discretion to be appropriate under the Seller Delivered Agreements, (iii) to act for the Sellers with respect to all post-Closing matters, including without limitation, all indemnity claims pursuant to Article IX, (iv) to act for the Sellers pursuant to Article II and Article III of this Agreement, (v) to employ and obtain the advice of legal counsel, accountants and other professional advisors as Sellers’ Representative on behalf of the Sellers, in Sellers’ Representative’s sole discretion, deems necessary or advisable in the performance of its duties as Sellers’ Representative and to rely on their advice and counsel, (vi) to terminate, amend, or waive any provision of this Agreement, and (vii) to do or refrain from doing any further act or deed on behalf of the Sellers which Sellers’ Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as any of the Sellers could do if personally present and acting.

(c) All out-of-pocket fees and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) reasonably incurred by the Sellers’ Representative in performing any actions under this Agreement or the Transaction Documents will be paid out of the Sellers’ Representative Fund from time to time, as and when such fees and expenses are incurred. In the event that the amount of the Sellers’ Representative Fund is insufficient to satisfy all expense reimbursement and indemnification payments to which the Sellers’ Representative is entitled pursuant to this Section 11.14 upon written notice from the Sellers’ Representative to the Sellers as to the existence of a deficiency toward the payment of any such expense reimbursement or indemnification amount, as the case may be, each Seller will promptly deliver to the Sellers’ Representative full payment of such Seller’s Pro Rata Share of the amount of such deficiency. The Sellers’ Representative may establish such terms and procedures for administering, investing and disbursing any amounts from the Sellers’ Representative Fund as it may determine in its reasonable judgment to be necessary, advisable or desirable to give effect to the provisions of this Agreement. If any balance of the Sellers’ Representative Fund remains undisbursed at such time as all disputes, claims and other matters relating to the transactions contemplated by this Agreement and all other instruments and agreements to be delivered pursuant hereto have been finally resolved, as reasonably determined by the Sellers’ Representative, then the Sellers’ Representative will distribute to each Seller, by wire transfer of immediately available funds to an account designated by each Seller, such Seller’s portion of such remaining balance of the Sellers’ Representative Fund (determined in accordance with the provisions set forth on Schedule I hereto).

(d) Notwithstanding the obligations of the Sellers’ Representative set forth in this Section 11.14, the Sellers’ Representative shall not be responsible to any Seller for any Damages which such Seller may suffer by the performance of the Sellers’ Representative's duties under this Agreement, the Transaction Documents or the Seller Delivered Agreements (other than Damages arising from willful breach in the performance of such duties under this Agreement, the Transaction Documents or the Seller Delivered Agreements). The Sellers’ Representative shall not have any duties or responsibilities except those expressly set forth in this Agreement, the Transaction Documents or the Seller Delivered Agreements, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement, the Transaction Documents or the Seller Delivered Agreements or shall otherwise exist against the Sellers’ Representative.

            11.15 Guaranty by Parent.

                  Parent hereby agrees unconditionally and irrevocably to guarantee the payment when due and the performance of all obligations, covenants and agreements of Buyer set forth in this Agreement and the other Transaction Documents. Parent agrees that the foregoing obligations of Parent are absolute, unconditional, irrevocable, present and continuing guarantees, and shall not be discharged, impaired, modified or otherwise affected by the insolvency or bankruptcy of Buyer or any of its Affiliates. Parent hereby agrees to indemnify and hold Sellers and all Seller Indemnified Parties harmless from and against any Damages that may result to any of them from any failure of Buyer to perform its obligations or to pay any amount when and as due and payable under this Agreement and the other Transaction Documents, or that may be incurred by Sellers or any Seller Indemnified Parties in connection with enforcing their respective rights hereunder or thereunder. Notwithstanding anything in this Agreement to the contrary, Sellers and Seller Indemnified Parties shall not be required to seek or exhaust any remedies against Buyer or any other Person before asserting a claim against Parent under this Section 11.15.

(Remainder of page intentionally left blank. Signature pages follow.)

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first written above.

THE SELLERS:

SNELLING STAFFING, LLC

By: /s/ Timothy D. Boates
                                                                                         Name: Tim Boates
                                                                                         Title: Authorized Person

SNELLING SERVICES, LLC

By: /s/ Timothy D. Boates
                                                                        Name: Tim Boates
                                                                        Title: Authorized Person

SNELLING EMPLOYMENT, LLC

By: /s/ Timothy D. Boates
                                                                        Name: Tim Boates
                                                                        Title: Authorized Person

SNELLING MEDICAL STAFFING, LLC

By: /s/ Timothy D. Boates
Name: Tim Boates
Title: Authorized Person

SNELLING INVESTMENTS, INC.

By: /s/ Timothy D. Boates
                                                                        Name: Tim Boates
                                                                        Title: Authorized Person

[Signature Page to Asset Purchase Agreement]

SELLERS’ REPRESENTATIVE:

SNELLING HOLDINGS, LLC

By: /s/ Timothy D. Boates
                                                                        Name: Tim Boates
                                                                                         Title: Authorized Person

BUYER:

HQ SNELLING CORPORATION

By: /s/ John D. McAnnar
                                                                        Name: John D. McAnnar
                                                                        Title: Secretary

PARENT:

HIREQUEST, INC.

By: /s/ John D. McAnnar
                                                                        Name: John D. McAnnar
                                                                                         Title: Secretary

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

Defined Terms

“Accounting Methodology” means the methodology set forth on Exhibit B.

“ACE” means ACE American Insurance Company and its affiliated insurers, including the affiliated insurers listed on Schedule A to the WC Pledge and Security Agreement, and its successors and assigns.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (a) a merger, consolidation, liquidation, recapitalization or other business combination transaction involving any Seller; (b) the issuance or acquisition of Equity Interests in any Seller; or (c) the sale, lease, exchange or other disposition of all or substantially all of the assets of the Sellers (taken as a whole).

“Additional Covered Claims” is defined in Schedule 9.2(d).

“Adjustment Dispute Notice” is defined in Section 3.2(a).

“Affiliate” means with respect to any Person, any Person that, directly or indirectly, controls, is controlled by, or is under a common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) as used in this definition means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the preamble.

“Annual Financial Statements” is defined in Section 4.6.

“Annual Period” is defined in Section 4.11(a)(i).

“Applicable Look-Back Date” means three (3) years prior to the date of this Agreement.

“Assets” is defined in Section 2.1.

“Assigned Contracts” is defined in Section 2.1(c).

“Assigned Permits” is defined in Section 2.1(h).

“Assumed Liabilities” is defined in Section 2.3(a).

“Assumed PTO Liability” is defined in Section 2.3(a)(iii).

“Assumed Payroll Liability” is defined in Section 2.3(a)(iv).

“Assumed Workers’ Compensation Claims” is defined in Section 2.3(a)(v).

“Bankruptcy Order” means the order dated May 21, 2018 by the United States Bankruptcy Court for the District of Delaware in the matter styled In re: Zohar III, et al., Chapter 11 Case No. 18-10512 (CSS) (Ref Docket 222 & 223), as modified by an amended order in the same proceeding dated July 2, 2020 (Ref. Docket 1500).

 “Base Purchase Price” is defined in Section 2.4(a).

“Bill of Sale and Assignment” means a Bill of Sale and Assignment and Assumption Agreement in substantially the form of Exhibit C hereto.

“Bradley” is defined in Section 2.2(k).

“Business Day” means any day other than a Saturday, Sunday or legal holiday under the laws of the United States or the State of Texas.

“Buyer” is defined in the preamble.

“Buyer Indemnified Parties” is defined in Section 9.2.

“Buyer’s Knowledge” means (a) the actual knowledge of Richard Hermanns (CEO), Cory Smith (CFO), or John D. McAnnar (CLO), and (b) the knowledge of each such Person that would reasonably be expected to have been obtained after due inquiry by such Person.

 “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, Pub. L. 116-136.

“Cash” means all cash and cash equivalents (including marketable securities and short-term investments) of the Sellers. For the avoidance of doubt, Cash shall be increased by all checks, drafts and wires deposited for the account of any Seller as of the Effective Time that have not been credited by such Seller’s financial institution as of the Effective Time, and shall be decreased by checks, drafts and wires issued by any Seller as of the Effective Time that have not cleared as of the Effective Time.

“Claim” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Closing” is defined in Section 2.9.

“Closing Date” is defined in Section 2.9.

“Closing Payment” is defined in Section 2.4(b).

“Closing Settlement Statement” is defined in Section 2.4(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated November 5, 2020 by and between the Snelling Holdings, LLC, an Affiliate of Sellers, and HireQuest, Inc., an Affiliate of Buyer.

“Contract” means any contract, agreement, understanding, undertaking, option, right to acquire, preferential purchase right, preemptive right, warrant, indenture, debenture, note, bond, loan, loan agreement, collective bargaining agreement, lease, mortgage, franchise, license, purchase order, bid, commitment, letter of credit, guaranty, surety or any other legally binding arrangement, whether oral or written.

“Current Assets” means as of the Effective Time the current assets of Sellers that are included in the Assets and included in the line items set forth on Exhibit B hereto under the heading “Current Assets” calculated in a manner consistent with the Accounting Methodology.

“Current Liabilities” means as of the Effective Time the current liabilities of the Sellers that are included in the Assumed Liabilities and included in the line items set forth on Exhibit B hereto under the heading “Current Liabilities” calculated in a manner consistent with the Accounting Methodology.

“Damages” means all debts, liabilities, obligations, losses, damages, cost and expenses, interest (including prejudgment interest), penalties, fines, reasonable legal and accounting fees, including reasonable fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers, disbursements and costs of investigations, deficiencies, levies, duties and imposts to the extent actually incurred by a Party to this Agreement, but excluding the Excluded Damages.

“Deductible” is defined in Section 9.7(a).

 “Disclosure Schedules” means the disclosure schedules delivered to Buyer by Sellers on the date of this Agreement, as updated or amended as provided herein.

                “Disputed Adjustment Items” is defined in Section 3.2(a).

“EBITDA” means, with respect to any period, the net income before interest, provision for federal, state and local income Taxes, depreciation, amortization, non-operating income and non-operating expense, for such period.

 “Effective Time” is defined in Section 2.9.

“Employee Benefit Plans” means any “employee benefit plan,” as defined in Section 3(3) of ERISA and any profit sharing, bonus, stock option, stock purchase, stock ownership, pension, retirement, severance, deferred compensation, excess benefit, supplemental unemployment, post-retirement medical or life insurance, welfare or incentive plan, compensation, benefit, employment, consulting, incentive, performance award, phantom equity, stock-based change in control, vacation, paid time off (PTO), vision, dental, welfare, Code Section 125 Cafeteria, fringe-benefit sick leave, long-term disability, medical, hospitalization, life insurance, other insurance plan, or other similar employee benefit plan, maintained, or contributed to by Sellers, for the benefit of its employees or former employees with respect to service to the Sellers or under which any Seller, Buyer, or any of their Affiliates could reasonably be expected to have any Liability, contingent or otherwise.

“Environmental Authorization” means any license, permit, certificate, approval, registration, or other form of permission required under or issued pursuant to any Environmental Law.

“Environmental Laws” means all Legal Requirements relating to pollution or protection of the environment (including ambient air, surface, water, groundwater, land surface or subsurface strata), natural resources, or endangered or threatened species, including Legal Requirements relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.

“Equity Interest” means, with respect to any Person: (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person; (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing; and (c) any right (contingent or otherwise) to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b),(c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Escrow Agent” means Wilmington Trust, National Association, and its successors and assigns.

“Escrow Agreement” means an Escrow Agreement in substantially the form of Exhibit D hereto.

“Escrow Amount” means $1,400,000, which amount consists of (i) the Net Working Capital Escrow Amount and (ii) the Indemnity Escrow Amount.

“Estimated Buyer Working Capital Escrow Account” is defined in Section 2.6(b).

“Estimated Buyer Working Capital Escrow Amount” is defined in Section 3.1(b).

 “Estimated Net Working Capital” is defined in Section 3.1(a).

“Estimated Seller Working Capital Payment” is defined in Section 3.1(c).

“Estimated WC Collateral” is defined in Section 3.1.

“Excluded Assets” is defined in Section 2.2.

“Excluded Contracts” is defined in Section 2.2(f).

“Excluded Damages” means punitive, special, exemplary, indirect, consequential, remote, speculative damages or damages for lost profits arising under or in connection with this Agreement or the transactions contemplated hereby except to the extent actually awarded to a third party in connection with a Third Party Claim, to any Governmental Authority, or resulting from Fraud, which damages (including legal costs and reasonable attorneys’ fees incurred in connection with such damages) shall not be excluded by this provision as to recovery hereunder. Notwithstanding anything to the contrary in this definition of Excluded Damages or any provision of this Agreement, nothing herein shall be construed as limiting any Party’s ability to recover any direct damages (including lost profits that are direct damages) as provided under Texas law.

“Excluded Liabilities” is defined in Section 2.3(b).

“Excluded Permits” is defined in Section 2.2(h).

“Excluded Receivables” is defined in Section 2.2(m).

“Final Buyer Payment” is defined in Section 3.2(d).

“Final Indemnity Escrow Amount” means, as of the Final Indemnity Escrow Release Date, an amount equal to the balance of the Indemnity Escrow Amount, together with any interest thereon in the Indemnity Escrow Account, reduced, but not below $0, by the amount of any claims made by Buyer Indemnified Parties against the Indemnity Escrow Account that are pending and unresolved as of such date in accordance with this Agreement and the Escrow Agreement.

“Final Indemnity Escrow Release Date” is the eighteen (18) month anniversary of the Closing Date.

“Final Seller Payment” is defined in Section 3.2(c).

“Financial Statements” is defined in Section 4.6.

“Fraud” means, as determined by a court of competent jurisdiction, the actual and intentional common law fraud (and not a promissory fraud, equitable fraud, constructive fraud, negligent misrepresentation or omission, or any form of fraud based on recklessness or negligence) by a Party to this Agreement with respect to the making of a representation or warranty set forth in Article IV or Article V of this Agreement that was a material inducement to the claiming Party's decision to enter into this Agreement and upon which the claiming Party relied.

“Fundamental Representations” means the representations and warranties set forth in Sections 4.1 (Organization; Good Standing), 4.2 (Foreign Qualification; Power), 4.3 (Authority; Enforceability), 4.9(a) (Title to Assets), 4.13 (Brokers’ Fees), 4.16 (Taxes), and 4.19 (Employee Benefit Matters) of this Agreement.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, as applied by the Sellers.

“Governmental Authority” means any governmental, quasi-governmental, state, county, city or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body thereof.

“Hazardous Material” means any pollutant, chemical, compound, mixture, or toxic or hazardous material that is listed, classified, defined, or regulated under any Environmental Law, but excluding, in each case, cleaning and disinfecting supplies and similar products that are generally available in the consumer market to the extent used by the Sellers in the Ordinary Course of Business.

“Indemnified Party” is defined in Section 9.4.

“Indemnifying Party” is defined in Section 9.4.

“Indemnity Escrow Account” is defined in Section 2.6(a).

“Indemnity Escrow Amount” is defined in Section 2.6(a).

“Independent Accountant” is defined in Section 3.2(a).

“Insurance Policies” is defined in Section 4.21.

“Intellectual Property Rights” means all United States and foreign: (a) patents, patent applications, utility models or statutory invention registrations (whether or not filed), and invention disclosures; (b) trademarks, service marks, logos, designs, trade names, trade dress, domain names and corporate names and registrations and applications for registration thereof (whether or not filed) and the goodwill associated therewith; (c) copyrights, whether registered or unregistered, and registrations and applications for registration thereof (whether or not filed) and other works of authorship, whether or not published; (d) trade secrets, proprietary information, confidential information, know-how, inventions, customer lists and information, supplier lists, manufacturer lists, manufacturing and production processes and techniques, blueprints, drawings, schematics, manuals, software, firmware and databases; (e) domain names and uniform resource locators and all contractual rights relating to the foregoing; (f) the right to sue and collect Damages for any past, present and future infringement, misappropriation or other violation of any of the foregoing; and (g) moral rights relating to any of the foregoing.

“Interim Balance Sheet” is defined in Section 4.6.

“Interim Financial Statements” is defined in Section 4.6.

“Interim Indemnity Escrow Release Amount” means, as of the Interim Indemnity Escrow Release Date, an amount equal to Two Hundred Fifty Thousand Dollars ($250,000), reduced, but not below $0, by the amount of any claims made by Buyer Indemnified Parties against the Indemnity Escrow Account that are pending and unresolved as of the Interim Indemnity Escrow Release Date in accordance with this Agreement and the Escrow Agreement.

“Interim Indemnity Escrow Release Date” is the one (1) year anniversary of the Closing Date.

“Knowledge of the Sellers,” “Sellers’ Knowledge” and similar references mean (a) the actual knowledge of Timothy Boates (Interim CEO), Kendall Helfenbein (CFO), Keith Clark (General Counsel), Joe Quezada (Controller), Michael Reyes (SVP) or Adam Tibbets (VP), and (b) the knowledge of each such Person that would reasonably be expected to have been obtained after due inquiry by such Person.

“Leasehold Interests” is defined in Section 2.1(h).

“Legal Requirement” means any common law, statute, code, ordinance, order, regulation, rule, judgment, injunction, decree, other requirement, or rule of law of any Governmental Authority.

“Liability” or “Liabilities” means liabilities, obligations, or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise.

 “Lien” means any lien, pledge, condemnation award, claim, restriction, charge, preferential purchase right, security interest, mortgage or encumbrance of any nature whatsoever.

“Material Adverse Effect” means any event, occurrence, fact, condition, or change that has, or could reasonably be expected to have individually or in the aggregate, a material and adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise), or business operations of the Sellers, taken as a whole (b) the value of the Assets or Assumed Liabilities, taken as a whole, or (c) the ability of the Sellers to consummate the transactions contemplated herein and in the Transaction Documents on a timely basis; provided, however, that any event, condition, change, occurrence or development of a state of circumstances which (i) adversely and generally affects the industries in which the Sellers operate, (ii) arises out of general economic or industry conditions, (iii) arises out of any generally applicable change in applicable Legal Requirements or GAAP or interpretation of any thereof, (iv) arises out of acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation, or escalation of a war, acts of armed hostility, natural disasters, weather conditions, pandemics, epidemics or other force majeure events, (v) arises out of (A) any public announcement prior to the date of this Agreement of discussions among the Parties hereto regarding the transactions contemplated hereby; (B) the announcement of this Agreement, including the identity of Buyer or its corporate parent; (C) the pendency of the consummation of the transactions contemplated hereby; or (D) any action taken or omitted to be taken by or at the request of or with the consent of Buyer; (vi) arises out of actions or inactions taken by Sellers or the Sellers’ Representative in accordance with this Agreement and any adverse effect proximately caused thereby; or (vii) arises out of the failure of any Party to obtain any consent arising out of or in connection with this Agreement or transactions contemplated hereby, in each case shall not be considered in determining whether a Material Adverse Effect has occurred; provided, further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the business of the Sellers compared to other participants in the industries in which the Sellers operate.

“Material Contract” is defined in Section 4.11(a).

“Net Working Capital” means (a) total Current Assets included in the Assets less (b) total Current Liabilities included in the Assumed Liabilities, in each case as of the Effective Time and calculated in a manner consistent with the Accounting Methodology; provided, however, that “Net Working Capital” shall not include any amounts to the extent reflected in Transaction Costs.

“Net Working Capital Escrow Account” is defined in Section 2.6.

 “Net Working Capital Escrow Amount” is defined in Section 2.6.

“Ordinary Course of Business” means, when used in reference to any Person, the ordinary course of business of such Person consistent with past customs and practices of such Person.

“Organizational Documents” means, with respect to a particular Person (other than a natural person), the certificate or articles of formation or incorporation, bylaws, partnership agreement, limited liability company agreement, trust agreement or similar organizational document or agreement, as applicable, of such Person.

 “Party” and “Parties” are defined in the preamble.

“Parent” is defined in the preamble.

“Permit” is defined in Section 4.10.

“Permitted Liens” means:

(a) Liens for current period Taxes not yet due and payable;

(b) inchoate Liens arising by operation of law, including materialman’s, mechanic’s, repairman’s, laborer’s, warehousemen, carrier’s, employee’s, contractor’s and operator’s Liens arising in the Ordinary Course of Business for obligations that are not overdue or are being contested in good faith;

(c) minor defects, irregularities in title, easements, rights of way, zoning regulations, restrictive covenants, servitudes and similar rights (whether affecting fee interests, a landlord’s interest in leased properties or a tenant’s interest in leased properties) that individually or in the aggregate  have not had, and are not reasonably expected to have, a materially adverse effect on the ability of the Sellers to use such property in the manner previously owned or used by the Sellers,  materially impair the value of such property, or (iii) do not prohibit or interfere with the current operation of any Real Property or other Asset;

(d) Liens affecting a landlord’s interest in real property leased to a Seller;

(e) public utility easements of record, in customary form;

(f) pledges or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security;

(g) Liens that will be terminated at or prior to the Closing;

(h) Liens that were not incurred in connection with the borrowing of money or the advance of credit and that do not materially interfere with the conduct of the business conducted by the Sellers and

(i) the Liens set forth on Schedule 1.1.

“Person” means any natural person, firm, limited partnership, general partnership, association, corporation, limited liability company, trust, other organization (whether or not a legal entity), public body or government, including any Governmental Authority.

“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date.

“Pro Rata Share” means, with respect to each Seller, the applicable percentage set forth opposite such Seller’s name on Schedule II hereto.

“Purchase Price” is defined in Section 2.4(a).

“Purchase Price Allocation” is defined in Section 7.1.

 “Real Property” is defined in Section 4.8(b).

“Registered Intellectual Property” is defined in Section 4.12(a).

“Release” means any spilling, leaking, pumping, pouring, emitting, discharging, injecting, leaching, dumping, or disposing into the environment.

“Relief Fund Payment Terms and Conditions” means the terms and conditions established by the Department of Health and Services for the receipt of any funds from the Public Health and Social Services Emergency or other CARES Act programs.

“Remedies Exception” means, when used with respect to any Person, performance of such Person’s obligations except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general principles.

“Representatives” means, with respect to any Person, any and all directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Retained Claims” means any and all of the claims, actions, suits and proceedings of any Sellers, whether commenced or filed before, at or after the Closing, including any counterclaims, third-party claims, and claims for contribution or indemnification, against any Seller’s member’s former directors, managers or officers, or current or former direct or indirect equityholders or controlling persons, or any of such Persons’ Affiliates, in whatever capacity, or any of their or their Affiliates’ respective former, current or future directors, officers, employees, general or limited partners, managers, members, direct or indirect equityholders, controlling persons, attorneys, advisors, agents or representatives or representatives of any of the foregoing, or any former, current or future estates, heirs, executors, administrators, trustees, successors or assigns of any of the foregoing, in each case to the extent based upon, attributable to, or resulting from actions, omissions, or circumstances occurring or existing prior to the Closing.

“Schedule Supplement” is defined in Section 6.8.

“Scheduled Leases” is defined in Section 4.8(b).

 “Seller” and “Sellers” are defined in the preamble.

“Seller Delivered Agreements” is defined in Section 11.14(b).

 “Seller Indemnified Parties” is defined in Section 9.3.

“Seller Intellectual Property” is defined in Section 4.12(a).

“Sellers’ Representative” is defined in the preamble.

“Sellers’ Representative Fund” means an amount equal to $50,000 (or such other amount as Sellers may mutually agree).

“Snelling Employment” is defined in the preamble.

“Snelling Investments” is defined in the preamble.

“Snelling Medical Staffing” is defined in the preamble.

“Snelling Services” is defined in the preamble.

“Snelling Staffing” is defined in the preamble.

 “Stimulus Funds” is defined in Section 4.23.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.

“Target Net Working Capital” means $8,500,000.

“Tax” or “Taxes” means any taxes, assessments, fees, and other governmental charges imposed by any Governmental Authority, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, real property (including assessments, fees or other charges imposed by any Governmental Authority that are based on the use or ownership of real property), personal property (tangible and intangible), value added, turnover, sales, use, environmental, stamp, leasing, lease, use, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess or windfall profits, occupational, premium, severance, estimated, or other similar tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any transferee or secondary liability in respect of any of the foregoing and any liability in respect of any tax as a result of being a member of an affiliated, consolidated, combined, unitary, or similar group.

 “Tax Return” means any return, report, election, document, estimated tax filing, declaration, claim for refund, property tax rendition, information return or other filing relating to Taxes, including any schedules or attachments thereto and any amendment thereof.

“Termination Date” is defined in Section 10.1(b)(ii).

“Third Party Claim” is defined in Section 9.5.

“Trademark Assignment Agreement” means an agreement substantially in the form of Exhibit E hereto transferring all of Sellers’ right, title, and interest in and to the Sellers’ Intellectual Property comprising trademarks to Buyer.

“Transaction Costs” means the aggregate amount of (i) all fees and expenses payable by the Sellers to service providers (including any accountants, counsel, brokers or investment advisory firms) in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby that, as of the Closing Date, remain unpaid, (ii) the payments payable to employees, officers or members of the board of managers of the Sellers pursuant to Contracts in place prior to the Closing Date as a result of the consummation of the transactions contemplated hereby and (iii) one half of all fees and expenses of the Escrow Agent under the Escrow Agreement.

“Transaction Documents” means this Agreement, the Bill of Sale and Assignment, the Escrow Agreement and all other agreements, conveyances, documents, instruments and certificates delivered at the Closing pursuant to this Agreement.

 “Transfer Taxes” is defined in Section 7.3.

“Transferred Employees” is defined in Section 6.9.

“Transferred Temporary Employees” is defined in Section 6.9.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references in this Agreement to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“WC Collateral” means all Collateral, as defined in the WC Pledge and Security Agreement.

“WC Control Agreement” means that certain Control Agreement, dated May 1, 2005, by and among WC Custodian, Snelling Staffing and ACE, as amended.

“WC Custodian” means Wells Fargo Bank, N.A. (as successor to INATrust, fsb), and its successors and assigns.

“WC Pledge and Security Agreement” means that certain Pledge and Securities Agreement, dated May 1, 2005, by and among Snelling Staffing and ACE, as amended.

“Working Capital Escrow Deficiency” is defined in Section 3.2(c).